Filed Pursuant to Rule 424(b)(2)
Registration No. 333-13525
Prospectus Supplement
(To Prospectus dated May 2, 1997)

Johnson Controls, Inc.
$200,000,000
Floating Rate Notes due 2005
Interest payable March 15, June 15, September 15 and December 15
Issue price: 100%
$300,000,000
4.875% Notes due 2013
Interest payable March 15 and September 15
Issue price: 99.493%

The floating rate notes will mature on September 15, 2005. The fixed rate notes will mature on September 15, 2013. We may not redeem the floating rate notes prior to maturity. We may redeem the fixed rate notes in whole or in part at any time at the redemption price described on page S-5. Interest on the floating rate notes will accrue at a floating rate equal to three-month LIBOR plus .07%. Interest on the fixed rate notes will accrue at the rate of 4.875% per year.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Price to	Underwriting	Proceeds
	Public	Discounts	to Us

Per Floating Rate Note	100%	.275%	99.725%

Total	$200,000,000	$550,000	$199,450,000

Per Fixed Rate Note	99.493%	.650%	98.843%

Total	$298,479,000	$1,950,000	$296,529,000

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

We expect that delivery of the notes will be made to investors through the book-entry facilities of The Depository Trust Company on or about September 18, 2003.

Joint Book-Running Managers

JPMorgan	Banc of America Securities LLC

ABN AMRO Incorporated	Banc One Capital Markets, Inc.

Citigroup	ING Financial Markets	Wells Fargo Institutional Brokerage and Sales

Credit Lyonnais Securities (USA)	U.S. Bancorp Piper Jaffray
September 15, 2003.

JOHNSON CONTROLS, INC.
RECENT DEVELOPMENTS
RATIO OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
DESCRIPTION OF THE NOTES
BOOK-ENTRY PROCEDURES
UNDERWRITING
LEGAL OPINIONS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
FORWARD-LOOKING STATEMENTS

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than their respective dates.

Unless the context requires otherwise, the terms “we”, “our”, and “us” refer to Johnson Controls, Inc. and its subsidiaries.

S-i

JOHNSON CONTROLS, INC.

We are a Wisconsin corporation organized in 1885. Our principal office is located at 5757 North Green Bay Avenue, Milwaukee, Wisconsin 53209. From 1885 through 1978, our operations were predominantly in the controls business. Since 1978, we have diversified our operations through acquisitions and internal growth. We currently conduct business in two operating segments, the Automotive Group and the Controls Group.

Automotive Group

The Automotive Group designs and manufactures products for passenger cars and light trucks. The segment produces automotive interior systems for original equipment manufacturers and automotive batteries for the replacement and original equipment markets.

The segment’s automotive interior systems and batteries are manufactured or assembled in approximately 200 sites worldwide. In addition to its domestic operations, the Automotive Group has operations in 27 foreign countries.

The Automotive Group designs and manufactures automotive interior systems for cars and light trucks, including vans and sport utility vehicles. Automotive interior systems products include complete seating systems and components; cockpit systems, including instrument clusters, information displays and body controllers; overhead systems, including headliners and electronic convenience features; floor consoles; door systems and engine electronics.

The segment operates 76 assembly plants that supply automotive manufacturers with complete seats on a “just-in-time/in-sequence” basis. Seats are assembled to specific order and delivered on a predetermined schedule directly to an automotive assembly line. Some of the segment’s other automotive interior systems are also supplied on a just-in-time/in-sequence basis. Foam and metal seating components, seat covers, seat mechanisms and other components are shipped to these plants from the segment’s production facilities or outside suppliers. Automotive interior systems sales comprised approximately 91 percent of total fiscal 2002 segment sales.

The Automotive Group’s production of automotive batteries generates the remaining portion of segment sales. The Automotive Group is the largest automobile battery supplier in Europe, North America and South America. Automotive batteries are sold primarily under private label to automotive replacement battery retailers and distributors and to automobile manufacturers as original equipment. The segment is the principal supplier of automotive batteries to Advance Auto Parts, AutoZone, Costco, Interstate Battery System of America, Inc., Pep Boys and Sears, Roebuck & Co., and is a major supplier of automotive batteries to Wal-Mart Stores, Inc. In Europe, the segment sells automotive batteries primarily under the company-owned brand names Varta and Hoppecke.

Controls Group

The Controls Group is a major worldwide supplier of installed control systems and services to the non-residential buildings market. The Controls Group engineers, manufactures, installs and services control systems. The segment sells installed control systems directly to building owners, as well as contractors, that manage all key building systems, including heating, ventilating, air conditioning, refrigeration, lighting, security and fire systems. The segment’s services include the repair, preventive maintenance and operation of control, mechanical and electrical systems and the management of providers of custodial, foodservice, landscaping and other activities.

Additional offerings include energy management, performance contracting, remote monitoring and diagnostics, workplace design and consulting, facility benchmarking and project management. The Controls Group employs sales engineers, application engineers and mechanics working out of branch offices located in approximately 300 principal cities throughout the world. Service personnel also work out of branch offices or full-time at customer sites. The segment manufactures certain electric and electronic products for sale to original equipment manufacturers, wholesalers and distributors of air-conditioning, refrigeration and commercial and residential heating. Control systems products are manufactured in four domestic and six foreign facilities.

RECENT DEVELOPMENTS

In July 2003, we completed our acquisition of Borg Instruments AG, an automotive electronics company. Borg Instruments, which was a privately-held company with headquarters in Remchingen, Germany, had 2002 sales of Euro 55 million associated with driver information systems and products including high-end instrument clusters, reconfigurable displays, center stack display modules, and electronic parking assistance systems. We paid approximately Euro 117.5 million in cash and expect the purchase to be accretive to our earnings in fiscal 2004.

RATIO OF EARNINGS TO FIXED CHARGES

	Nine months	Year ended September 30,
	ended
	June 30, 2003	2002	2001	2000	1999	1998

Ratio of earnings to fixed charges	5.8	5.9	5.2	5.3	4.5	4.2

For the purposes of computing this ratio, “earnings” consist of income before income taxes, minority interest in earnings or losses of consolidated subsidiaries and income from equity affiliates plus (a) amortization of previously capitalized interest, (b) distributed income from equity affiliates and (c) fixed charges, minus interest capitalized during the period. “Fixed charges” consist of (a) interest incurred and amortization of debt expense plus (b) the portion of rent expense representative of the interest factor.

USE OF PROCEEDS

We will use the net proceeds that we receive from the sale of the notes, which will be approximately $495,650,000, after deducting underwriting discounts and our offering expenses, to prefund the repayment of $250 million in floating rate notes due November 2003 and to repay a portion of our existing commercial paper associated with (i) the European acquisition of Borg Instruments AG and (ii) a $250 million voluntary cash contribution to our U.S. pension plans. The floating rate notes due November 2003 bear interest at three-month LIBOR plus 0.60%, which is currently 1.73%. The existing commercial paper bears interest at an average rate of 1.05% and has maturities of less than 30 days. Pending its use, we will invest the net proceeds in short-term, interest-bearing securities.

DESCRIPTION OF THE NOTES

General

For purposes of the accompanying prospectus, the notes are “Senior Debt Securities.” We refer you to the description of Senior Debt Securities in the prospectus, which you should read carefully. The following description of the particular terms of the notes offered in this prospectus supplement supplements, and to the extent inconsistent with the description in the accompanying prospectus replaces, that description. The notes will be issued under an Indenture, dated as of February 22, 1995 (the “Senior Indenture”), between us and Chase Manhattan Bank U.S.A., National Association (formerly known as Chase Manhattan Bank Delaware and Chemical Bank Delaware), as supplemented by the Third Supplemental Indenture, dated as of September 18, 2003, between us, Chase Manhattan Bank U.S.A., National Association, The Bank of New York, BNY Midwest Trust Company and U.S. Bank National Association, a national banking association U.S. Bank National Association will be the trustee for the notes, and is an affiliate of an underwriter of the notes. Except as otherwise defined in this prospectus supplement, capitalized terms used in this prospectus supplement have the meanings specified in the accompanying prospectus. The notes will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, The Depository Trust Company, as the Depositary, and registered in the name of the Depositary’s nominee. See “Book-Entry Procedures.”

Principal Amount; Maturity

Floating Rate Notes

We will issue a total of $200,000,000 initial principal amount of floating rate notes. The floating rate notes will mature on September 15, 2005. We may, without the consent of the holders, “reopen” the series of floating rate notes and issue more floating rate notes that have the same ranking, interest rate, maturity date and other terms as the floating rate notes being offered by this prospectus supplement. These additional floating rate notes, together with the floating rate notes offered by this prospectus supplement, will constitute a single series of debt securities under the Senior Indenture.

Fixed Rate Notes

We will issue a total of $300,000,000 initial principal amount of fixed rate notes. The fixed rate notes will mature on September 15, 2013. We may, without the consent of the holders, “reopen” the series of fixed rate notes and issue more fixed rate notes that have the same ranking, interest rate, maturity date and other terms as the fixed rate notes being offered by this prospectus supplement. These additional fixed rate notes, together with the fixed rate notes offered by this prospectus supplement, will constitute a single series of debt securities under the Senior Indenture.

Interest

Floating Rate Notes

The floating rate notes will bear interest at a floating interest rate from September 18, payable quarterly in arrears on March 15, June 15, September 15, and December 15 of each year and on the date of maturity. Interest will be paid to the person in whose name the floating rate notes are registered at the close of business on the fifteenth calendar day prior to the interest payment date. The initial interest payment date is December 15, 2003. Interest payable on any interest payment date or on the date of maturity will be the amount of interest accrued from and including the date of original issuance or from and including the most recent interest payment date on which interest has been paid or duly made available for payment to but excluding the interest payment date or the date of maturity, as the case may be.

The interest rate for the initial interest period will be the three-month London Interbank offer rate (“LIBOR”), determined as described below, on September 16, 2003 plus 7 basis points. The interest rate on the floating rate notes for each subsequent interest period will be reset quarterly on each interest payment date. The floating rate notes will bear interest at an annual rate (computed on the basis of the actual number of days elapsed over a 360-day year) equal to LIBOR plus 7 basis points.

The interest rate in effect for the floating rate notes on each day will be (a) if that day is an interest reset date, the interest rate determined as of the determination date (as defined below) immediately preceding such interest reset date or (b) if that day is not an interest reset date, the interest rate determined as of the determination date immediately preceding the most recent interest reset date. The determination date will be the second London Business Day immediately preceding the applicable interest reset date.

The calculation agent will be the trustee initially. LIBOR will be determined by the calculation agent as of the applicable determination date in accordance with the following provisions:

(1) LIBOR will be determined on the basis of the offered rates for deposits in U.S. dollars of not less than U.S. $1,000,000 having a three-month maturity, beginning on the second London Business Day immediately following that determination date, which appears on Telerate Page 3750 (as defined below) as of approximately 11:00 a.m., London time, on that determination date. “Telerate Page 3750” means the display designated on page “3750” on Moneyline Telerate, Inc. (or such other page as may replace the 3750 page on that service, any successor service or such other service or services as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits). If no rate appears on Telerate Page 3750, LIBOR for such determination date will be determined in accordance with the provisions of paragraph (2) below.

(2) With respect to a determination date on which no rate appears on Telerate Page 3750 as of approximately 11:00 a.m., London time, on that determination date, the calculation agent will request the principal London office of each of four major reference banks (which may include an affiliate of one or more underwriters) in the London interbank market selected by the calculation agent (after consultation with us) to provide the calculation agent with a quotation of the rate at which deposits of U.S. dollars having a three-month maturity, beginning on the second London Business Day immediately following that determination date, are offered by it to prime banks in the London interbank market as of approximately 11:00 a.m., London time, on that determination date in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in that market at that time. If at least two quotations are provided, LIBOR for that determination date will be the arithmetic mean of the quotations as calculated by the calculation agent. If fewer than two quotations are provided, LIBOR for that determination date will be the arithmetic mean of the rates quoted as of approximately 11:00 a.m., New York City time, on that determination date by three major banks selected by the calculation agent (after consultation with us) for loans in U.S. dollars to leading European banks having a three-month maturity beginning on the second London Business Day immediately following that determination date and in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in that market at that time; provided, however, that if the banks selected by the calculation agent are not quoting the rates described in this sentence, LIBOR for that determination date will be LIBOR determined with respect to the immediately preceding determination date, or in the case of the first determination date, LIBOR for the initial interest period.

If the date of maturity of the floating rate notes falls on a day that is not a LIBOR Business Day, the related payment of principal and interest will be made on the next LIBOR Business Day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next LIBOR Business Day. If any interest reset date or interest payment date (other than at the date of maturity) would otherwise be a day that is not a LIBOR Business Day, that interest reset date and interest payment date will be postponed to the next date that is a LIBOR Business Day, except that if such LIBOR Business Day is in the next calendar month, such interest reset date and interest payment date (other than at the date of maturity) shall be the immediately preceding LIBOR Business Day.

“LIBOR Business Day” means any day other than Saturday or Sunday or a day on which banking institutions or trust companies in the City of New York are required or authorized to close and that is also a London Business Day.

“London Business Day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

Fixed Rate Notes

The fixed rate notes will bear interest from September 18, 2003, at the annual rate stated on the cover page of this prospectus supplement. Interest is payable semiannually on March 15 and September 15 and on the date of maturity to holders of record at the close of business on the March 1 and September 1 (whether or not that date is a business day), as the case may be, immediately preceding such interest payment date. If the date of maturity of the fixed rate notes falls on a day that is not a business day, the related payment of principal and interest will be made on the next business day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next business day. The first interest payment date will be March 15, 2004. If any interest payment date would otherwise be a day that is not a business day, that interest payment date will be postponed to the next date that is a business day.

Optional Redemption

Floating Rate Notes

The floating rate notes are not redeemable prior to maturity.

Fixed Rate Notes

The fixed rate notes are redeemable, in whole at any time or in part from time to time, at our option at a redemption price equal to the greater of (1) 100% of the principal amount of the fixed rate notes, and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the fixed rate notes to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate, plus 12.5 basis points, plus in each case accrued and unpaid interest on the principal amount being redeemed to the redemption date.

“Treasury Rate” means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediate preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculating using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third business day preceding the redemption date.

“Comparable Treasury Issue” means the U.S. Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of the fixed rate notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such fixed rate notes.

“Independent Investment Banker” means either J.P. Morgan Securities Inc. or Banc of America Securities LLC as specified by us, or, if both firms are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by us.

“Comparable Treasury Price” means (1) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer” means (1) J.P. Morgan Securities Inc. and Banc of America Securities LLC and their respective successors, provided, however, that if either of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute for such Primary Treasury Dealer another Primary Treasury Dealer and (2) any other Primary Treasury Dealer selected by us after consultation with the Independent Investment Banker.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

Holders of fixed rate notes to be redeemed will receive notice thereof by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption. If fewer than all of the fixed rate notes are to be redeemed, the trustee will select, not more than 60 days prior to the redemption date, the particular fixed rate notes or portions thereof for redemption from the outstanding not previously called by such method as the trustee deems fair and appropriate.

Defeasance

The defeasance provisions of Section 13.02 of the Indenture will apply to the notes.

Same-day Settlement and Payment

Settlement for the notes will be made in same-day funds. All payments of principal and interest will be made by us in immediately available funds. To the extent any notes are held by the The Depository Trust Company, such notes will trade in DTC’s Same-Day Funds Settlement System until maturity, and therefore DTC will require secondary trading activity in the notes to be settled in immediately available funds.

BOOK-ENTRY PROCEDURES

Each series of notes will be represented by one or more fully registered global securities registered in the name of a nominee of DTC. DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants (“Direct Participants”) deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

Purchases of notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each actual purchaser of each note (“Beneficial Owner”) will in turn be recorded on the Direct Participants’ and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participant or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of Direct Participants and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the notes, except in the event that use of the book-entry system for the notes is discontinued.

To facilitate subsequent transfers, all notes deposited by Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. The deposit of notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the notes; DTC’s record reflects only the identity of the Direct Participants to whose accounts such notes are credited, which may or may not be the Beneficial Owners. Participants are responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. will consent or vote with respect to notes. Under its usual procedures, DTC will mail a proxy (the “Omnibus Proxy”) to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Principal and interest payments on the notes will be made to Cede & Co., as nominee of DTC. DTC’s practice is to credit Direct Participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from us, on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest proceeds to Cede & Co. is the responsibility of us, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of payments to the Beneficial Owners is the responsibility of Direct Participants and Indirect Participants.

DTC may discontinue providing its services as securities depository with respect to the notes at any time by giving reasonable notice to us. Under those circumstances, if a successor securities depository is not obtained, certificates representing the notes will be printed and delivered.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of the information.

UNDERWRITING

Subject to the terms and conditions set forth in the Underwriting Agreement dated the date hereof, we have agreed to sell to each of the underwriters named below, severally, and each of the underwriters has severally agreed to purchase, the principal amount of the notes set forth opposite its name below:

	Principal Amount	Principal Amount
	of Floating Rate	of Fixed Rate
Underwriter	Notes	Notes

J.P. Morgan Securities Inc.	$64,000,000	$96,000,000
Banc of America Securities LLC	64,000,000	96,000,000
ABN AMRO Incorporated	12,000,000	18,000,000
Banc One Capital Markets, Inc.	12,000,000	18,000,000
Citigroup Global Markets Inc.	12,000,000	18,000,000
ING Financial Markets LLC	12,000,000	18,000,000
Wells Fargo Brokerage Services, LLC	12,000,000	18,000,000
Credit Lyonnais Securities (USA) Inc.	6,000,000	9,000,000
U.S. Bancorp Piper Jaffray Inc.	6,000,000	9,000,000

Total	$200,000,000	$300,000,000

Under the terms and conditions of the Underwriting Agreement, if the underwriters take any of the notes, then the underwriters are obligated to take and pay for all of the notes.

The underwriters initially propose to offer part of the notes directly to the public at the offering prices described on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of .175% of the principal amount of the floating rate notes and .40% of the principal amount of the fixed rate notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of .10% of the principal amount of the floating rate notes and .25% of the principal amount of the fixed rate notes to certain other dealers. After the initial offering of the notes, the underwriters may from time to time vary the offering price and other selling terms.

We have also agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

The notes are a new issue of securities with no established trading market and will not be listed on any national securities exchange. The underwriters have advised us that they intend to make a market in the notes, but they have no obligation to do so and may discontinue market making at any time without providing notice. No assurance can be given as to the liquidity of any trading market for the notes.

In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating a short position. In addition, the underwriters may bid for, and purchase, notes in the open market to cover syndicate short positions or to stabilize the price of the notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering of the notes, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriters are not required to engage in any of these activities and may end any of them at any time.

Expenses associated with this offering, to be paid by us, are estimated to be $325,000.

J.P. Morgan Securities Inc. (“JPMorgan”) and Banc of America Securities LLC (“Banc of America”) will make the notes available for distribution on the Internet through a proprietary web site and/or a third-party system operated by Market Axess Inc., an Internet-based communications technology provider. Market Axess Inc. is providing the system as a conduit for communications between JPMorgan and Banc of America and their respective customers and is not a party to any transactions. Market Axess Inc., a registered broker-dealer, will receive compensation from JPMorgan and Banc of America based on transactions JPMorgan and Banc of America conduct through the system. JPMorgan and Banc of America will make the notes available to its customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

In the ordinary course of their respective businesses, the underwriters or their affiliates have engaged, or may in the future engage, in commercial banking or investment banking transaction with us or our affiliates. In addition, U.S. Bank National Association, the trustee for the notes, as an affiliate of U.S. Bancorp Piper Jaffray Inc., an underwriter.

LEGAL OPINIONS

The legality of the notes is being passed upon for us by Jerome D. Okarma, Esq., our Assistant Secretary and Deputy General Counsel, and certain legal matters will be passed upon for the underwriters by Mayer, Brown, Rowe & Maw LLP, Chicago, Illinois.

EXPERTS

The consolidated financial statements incorporated in this prospectus supplement by reference to the Johnson Controls, Inc. Annual Report on Form 10-K for the year ended September 30, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

With respect to the unaudited financial information of Johnson Controls, Inc. for the three-month periods ended December 31, 2002 and 2001; the three and six-month periods ended March 31, 2003 and 2002; and the three and nine-month periods ended June 30, 2003 and 2002, incorporated by reference in this prospectus supplement, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated February 7, 2003, May 8, 2003 and August 6, 2003, incorporated by reference herein, state that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited financial information because those reports are not a “report” or a “part” of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Act.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission in accordance with the Securities Exchange Act of 1934. You may read and copy any document we file at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the “company/ investors” section of our web site, http://www.johnsoncontrols.com, or from the SEC’s web site at http://www.sec.gov.

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with them, which means that we can disclose important information to you by referring to our filed SEC documents. The information incorporated by reference is considered to be part of this prospectus supplement. Information we file with the SEC after the date of this document will update and supersede the information in this prospectus supplement. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the offering is completed:

• Our Annual Report on Form 10-K for the year ended September 30, 2002;

• Our Quarterly Reports on Form 10-Q for the periods ended December 31, 2002, March 31, 2003 and June 30, 2003; and

• Our Current Reports on Form 8-K filed with the SEC on October 10, 2002; November 4, 2002; November 12, 2002; November 21, 2002; June 9, 2003 and July 29, 2003.

We have also filed a registration statement on Form S-3 with the SEC under the Securities Act of 1933 for the notes offered by this prospectus supplement. This prospectus supplement does not contain all of the information set forth in the registration statement. You should read the registration statement for further information about us. The registration statement can be found in the SEC’s public reference room or on the SEC’s website referred to above, and you may request a copy of any of these filings, at no cost, by writing or calling our Secretary at:

Johnson Controls, Inc.

5757 North Green Bay Avenue
Milwaukee, Wisconsin 53209
(414) 524-1200

FORWARD-LOOKING STATEMENTS

This prospectus supplement includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this prospectus supplement, including, without limitation, those regarding our financial position, business strategy, plans and objectives of management for future operations (including development plans and objectives relating to our products), are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements are based on numerous assumptions regarding our present and future business strategies and the environment in which we will operate in the future. Among the important factors that could cause our actual results, performance or achievements to differ materially from those in the forward-looking statements include, among others, those described in our Current Report on Form 8-K, dated November 12, 2002, which is incorporated by reference into this prospectus supplement. These forward-looking statements speak only as of the date of this prospectus supplement. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained in this prospectus supplement to reflect any change in our expectations with regard to those forward-looking statements or any change in events, conditions or circumstances on which any such statement is based.

PROSPECTUS

$1,500,000,000

Johnson Controls, Inc.

Common Stock, Preferred Stock, Debt Securities,

Warrants to Purchase Common Stock,
Warrants to Purchase Preferred Stock and
Warrants to Purchase Debt Securities

     Johnson Controls, Inc., a Wisconsin corporation (the “Company”), may from time to time offer in one or more series (i) shares of Common Stock, $.16 2/3 par value per share (the “Common Stock”), (ii) shares of Preferred Stock, $1.00 par value per share (the “Preferred Stock”), (iii) unsecured debt securities (“Debt Securities”), which may be senior debt securities (“Senior Debt Securities”) or subordinated debt securities (“Subordinated Debt Securities”), (iv) warrants to purchase Common Stock (“Common Stock Warrants”), (v) warrants to purchase Preferred Stock (“Preferred Stock Warrants”) and (vi) warrants to purchase Debt Securities (“Debt Warrants”), with an aggregate public offering price of up to $1,500,000,000, on terms to be determined at the time or times of offering. The Common Stock, Preferred Stock, Debt Securities, Common Stock Warrants, Preferred Stock Warrants and Debt Warrants (collectively referred to herein as the “Offered Securities”) may be offered, separately or together, in separate classes or series, in amounts, at prices and on terms to be set forth in one or more supplements to this Prospectus (each, a “Prospectus Supplement”).

     All specific terms of the offering and sale of the Offered Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, when applicable: (i) in the case of Common Stock, any public offering price and the aggregate number of shares offered; (ii) in the case of Preferred Stock, the specific class, series, title, any dividend, liquidation, redemption, conversion, voting and other rights, any dividend payment dates, any sinking fund provisions, the aggregate number of shares offered and any public offering price; (iii) in the case of Debt Securities, the specific title, aggregate principal amount, ranking as Senior Debt Securities or Subordinated Debt Securities, currency, form (which may be registered or bearer or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, if any, terms for redemption at the option of the Company or repayment at the option of the holder thereof, terms for sinking fund payments, terms for conversion into Common Stock or Preferred Stock and any public offering price; (iv) in the case of Common Stock Warrants, the duration, offering price, exercise price and detachability features; (v) in the case of Preferred Stock Warrants, description of the Preferred Stock for which each warrant will be exercisable and the duration, offering price, exercise price and detachability features; and (vi) in the case of Debt Warrants, description of the Debt Securities for which each warrant will be exercisable and the duration, offering price, exercise price and detachability features.

     The applicable Prospectus Supplement will also contain information, when applicable, about certain United States Federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by that Prospectus Supplement.

     The Offered Securities may be offered directly, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Offered Securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth in or will be calculable from the information set forth in the applicable Prospectus Supplement. No Offered Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of those Offered Securities. See “Plan of Distribution” for possible indemnification arrangements with underwriters, dealers and agents.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Prospectus may not be used to consummate sales of the Offered Securities unless accompanied by a Prospectus Supplement.

May 2, 1997

      No person has been authorized to give any information or to make any representation in connection with this offering other than those contained or incorporated by reference in this Prospectus or an applicable Prospectus Supplement and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any underwriter, dealer or agent. This Prospectus and any applicable Prospectus Supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus or any Prospectus Supplement nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof or thereof.

      IN CONNECTION WITH THIS OFFERING, UNDERWRITERS, IF ANY, MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF THE OFFERED SECURITIES AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith, files reports and other information with the Securities and Exchange Commission (the “Commission”). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission’s Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, or at the Commission’s worldwide web site at http://www.sec.gov. Such reports, proxy statements and other information concerning the Company may also be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

      The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the Offered Securities. This Prospectus does not contain all of the information set forth in the Registration Statement as permitted by the rules and regulations of the Commission. For information with respect to the Company and the Offered Securities, reference is hereby made to such Registration Statement. The Registration Statement may be inspected without charge by anyone at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from the Commission upon payment of the prescribed fees, or at the Commission’s worldwide web site. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in all respects by such reference.

DOCUMENTS INCORPORATED BY REFERENCE

      The following documents filed with the Commission (File No. 1-5097) are incorporated herein by reference:

(i) the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 1996;

(ii)	the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 1996;

(iii)	the Company’s Current Reports on Form 8-K filed October 4, 1996, December 10, 1996 and March 10, 1997 (two reports) (which financial statements have been restated to give effect to the reclassification of the Plastic Container division as a discontinued operation and for the stock split distributed on March 31, 1997 to shareholders of record on March 7, 1997) (see “Recent Developments”); and

(iv)	Item 1 of the Company’s Registration Statement on Form 8-A, dated November 30, 1994, relating to a description of the Company’s Common Stock Purchase Rights.

      All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Offered Securities shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in the applicable Prospectus Supplement) or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company will provide, without charge to any person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any document incorporated by reference herein other than exhibits to such document unless such exhibits are specifically incorporated by reference in such document. Requests should be directed to Secretary, Johnson Controls, Inc., 5757 North Green Bay Avenue, Milwaukee, Wisconsin 53209, telephone (414) 228-1200.

THE COMPANY

      The Company operates in two business segments, automotive and controls. The automotive segment is primarily engaged in the design and manufacture of complete seat systems, seating components and interior systems for cars, light trucks and vans and the manufacture of automotive batteries for the replacement and original equipment markets. The controls segment is primarily engaged in the installation and service of control systems, the retrofit and service of mechanical equipment and other systems in non-residential buildings, and for on-site integrated facility management services.

      The Company was founded in 1885 as the Johnson Electric Service Company. The Company’s principal executive offices are located at 5757 North Green Bay Avenue, Milwaukee, Wisconsin 53209 and its phone number is (414) 228-1200.

RECENT DEVELOPMENTS

      On October 1, 1996, the Company acquired Prince Holding Corporation (“Prince”), a privately held automotive interiors supplier based in Holland, Michigan. Prince is a major supplier of interior systems and components, including overhead systems and consoles, door panels, floor consoles, visors and armrests. Its products are included in 80 vehicle platforms, primarily for domestic sales. The stated purchase price of the acquisition was $1.35 billion, less assumed debt and other liability adjustments.

      On December 6, 1996, the Company and Schmalbach-Lubeca AG/Continental Can Europe (a member of the VIAG Group “Schmalbach-Lubeca”) signed a definitive agreement pursuant to which Schmalbach-Lubeca would purchase the Plastic Container division of the Company. The transaction was completed on February 28, 1997. The Company recorded a gain on the sale of the Plastic Container division of $135 million before tax ($69 million or $.76 per fully diluted share, after-tax).

      On January 22, 1997, the Company’s Board of Directors authorized a two-for-one stock split of the Common Stock distributed on March 31, 1997 to shareholders of record on March 7, 1997. All share and per share information presented in this Prospectus gives effect to the stock split.

      In the second quarter of 1997, the Company recorded a restructuring charge, including related asset writedowns, of $70.0 million ($40.3 million or $.48 per primary share and $.44 per fully diluted share, after-tax). Details of the restructuring charge are as follows (in millions):

Writedown of long-lived assets	$43.6

Employee severance and termination benefits	10.7

Other	15.7

$70.0

      The restructuring initiatives involve the Company’s automotive and controls groups and include four plant closings and the elimination of certain underperforming business lines which will result in workforce reductions of approximately 650 employees and the writedown of certain long-lived assets, including goodwill. These actions, which will take place in both the United States and Europe, resulted in restructuring charges of $37.0 million and $33.0 million for the automotive and controls groups, respectively. The automotive group charges primarily relate to its European business where certain manufacturing capacity is being eliminated or realigned with future customer sourcing requirements, and product development resources are being consolidated. Most significantly, the Company has decided to close a complete seat manufacturing facility located in Belgium due to the announcement by Renault of the closure of its automobile manufacturing operations in that country. In addition, the Company is converting a facility in Portugal from a specialized seat cushion to a new foam operation as a result of the loss of certain General Motors business in Spain. Within the controls group, the Company is divesting of a business which provides low-end maintenance services as it no longer provides a means of penetrating more lucrative markets. In addition, the Company has exited a domestic cable installation activity.

      For plants to be closed and business lines eliminated, the tangible assets to be disposed of have been written down to their estimated fair value, less cost of disposal. All intangible asset carrying values associated with the plant closings and elimination of business lines have been eliminated. The write-down of long-lived assets of $43.6 million approximates the carrying value of those assets as fair value of the tangible assets less costs to sell is negligible. Considerable management judgment is necessary to estimate fair value, accordingly, actual results could vary significantly from such estimates.

      The cash and noncash elements of the restructuring charge approximate $15.6 million and $54.4 million, respectively. It is expected that these restructuring actions will be substantially completed by the end of fiscal 1997.

USE OF PROCEEDS

      Except as may be otherwise described in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Offered Securities for general corporate purposes, which may include repurchases of outstanding long-term debt, capital expenditures, investments in subsidiaries, working capital, repayment of borrowings under bank credit agreements and financing of acquisitions. The Company currently has no commitments or agreements to make any acquisitions.

GENERAL DESCRIPTION OF THE OFFERED SECURITIES

      The Company may offer under this Prospectus Common Stock, Preferred Stock, Debt Securities, Common Stock Warrants, Preferred Stock Warrants, or Debt Warrants or any combination of the foregoing, either individually or as units consisting of two or more Offered Securities. The aggregate offering price of Offered Securities offered by the Company by a Prospectus Supplement will not exceed $1,500,000,000. If Offered Securities are offered as units, the terms of the units will be set forth in a Prospectus Supplement.

DESCRIPTION OF THE COMMON STOCK

General

      The Company’s Restated Articles of Incorporation (the “Articles of Incorporation”) authorize the Company to issue up to 300,000,000 shares of Common Stock. As of March 7, 1997, there were 83,703,952 shares of Common Stock issued and outstanding. In addition, up to 8,383,504 shares have been reserved as of March 7, 1997 for issuance upon the exercise of options and awards under the Company’s incentive compensation plans. The shares of Common Stock are listed on the New York Stock Exchange under the symbol “JCI.” Firstar Trust Company, Milwaukee, Wisconsin is the transfer agent and registrar of the shares of Common Stock. The shares of Common Stock currently outstanding are fully paid and nonassessable, except as provided by Section 180.0622(2)(b) of the Wisconsin Business Corporation Law (the “WBCL”) regarding personal liability of shareholders for all debts owing to employees of the Company for services performed, but not exceeding six months’ service in any one case. The shares of Common Stock offered by a Prospectus Supplement, upon issuance against full consideration therefor, will be fully paid and nonassessable, except as provided by Section 180.0622(2)(b) of the WBCL regarding personal liability of shareholders for all debts owing to employees of the Company for services performed, but not exceeding six months’ service in any one case.

Dividends

      After all dividends on all series of Preferred Stock have been paid or declared and set apart for payment, the holders of the Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors of the Company (the “Board of Directors”), in its discretion, out of funds legally available therefor.

Dissolution

      In the event of the dissolution of the Company, after distribution to the holders of all shares of Preferred Stock which are entitled to a preference over the holders of Common Stock of the full preferential amounts to which they are entitled, the holders of Common Stock are entitled to share ratably in the distribution of the remaining assets of the Company.

Voting Rights of Common Stock

      Holders of Common Stock are entitled to one vote for each share of Common Stock held on all questions on which shareholders of the Company are entitled to vote, and vote together share for share with the holders of Preferred Stock as one class, except as provided under Wisconsin law or in the Articles of Incorporation.

Pre-emptive Rights

      No holder of any class of stock of the Company has any pre-emptive or preferential rights to subscribe for or purchase any of the unissued shares of stock of the Company, or any stock of the Company purchased by the Company, or any bonds, certificates of indebtedness, debentures or other securities convertible into stock of the Company or any right to subscribe for any of the foregoing, other than such, if any, as the Board of Directors in its discretion may from time to time determine.

Certain Provisions of Articles of Incorporation, By-laws and Wisconsin Law

  General

      Certain provisions adopted by the Company in its Articles of Incorporation and By-laws and certain provisions of the WBCL might discourage certain types of transactions that involve an actual or threatened change of control of the Company.

  Voting Requirement in Connection with Certain Transactions; Voting Power

      The Articles of Incorporation provide that, except as set forth below, the affirmative vote or consent of the holders of four-fifths of all classes of stock of the Company entitled to vote in elections of directors, considered as one class, is required (i) for the adoption of any agreement for the merger or consolidation of the Company with or into any other corporation or (ii) to authorize any sale, lease, exchange, mortgage, pledge or other disposition of all or any substantial part of the assets of the Company to, or any sale, lease, exchange, mortgage, pledge, other disposition to the Company or any subsidiary thereof in exchange for securities of the Company of any assets of, any other corporation, person or other entity, if, in either case, as of the record date for the determination of shareholders entitled to notice thereof and to vote thereon or consent thereto such other corporation, person or entity is the beneficial owner, directly or indirectly, of more than 10% of the outstanding shares of stock of the Company entitled to vote in elections of directors considered as one class. Such affirmative vote or consent is in addition to the vote or consent of the holders of stock of the Company otherwise required by law, the Articles of Incorporation or any agreement between the Company and any national securities exchange.

      Any corporation, person or other entity will be deemed to be the beneficial owner of any shares of stock of the Company (A) which it has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise or (B) which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (A) above), by any other corporation, person or entity with which it or its “affiliate” or “associate,” as those terms are defined in Rule 12b-2 under the Exchange Act, has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of stock of the Company, or which is its “affiliate” or “associate.” The outstanding shares of any class of stock of the Company will include shares deemed owned through application of clauses (A) and (B) above but will not include any other shares which may be issuable pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise.

      The Board of Directors has the power to determine, on the basis of information known to it, whether (i) such other corporation, person or other entity beneficially owns more than 10% of the outstanding shares of stock of the Company entitled to vote in elections of directors, (ii) a corporation, person or entity is an

“affiliate” or “associate” of another and (iii) the memorandum of understanding referred to below is substantially consistent with the transaction covered thereby. Any such determination will be conclusive and binding.

      The foregoing provisions are not applicable to (i) any merger or consolidation of the Company with or into any other corporation, or any sale, lease, exchange, mortgage, pledge or other disposition of all or any substantial part of the assets of the Company to, or any sale, lease, mortgage, pledge or other disposition to the Company or any subsidiary thereof in exchange for securities of the Company of any assets of, any other corporation, person or other entity, if the Board of Directors of the Company by resolution has approved a memorandum of understanding with such other corporation, person or other entity, with respect to and substantially consistent with such transaction prior to the time such other corporation, person or other entity has become a beneficial owner of more than 10% of the shares of stock of the Company entitled to vote in elections of directors or (ii) any merger or consolidation of the Company with, or any sale, lease, exchange, mortgage, pledge or other disposition to the Company or any subsidiary thereof of any assets of any corporation of which a majority of the outstanding shares of all classes of stock entitled to vote in elections of directors is owned of record or beneficially by the Company and its subsidiaries.

      No amendment to the Articles of Incorporation may amend, alter, change or repeal any of the foregoing provisions, unless the amendment effecting such amendment, alteration, change or repeal receives the affirmative vote or consent of the holders of four-fifths of all classes of stock of the Company entitled to vote in elections of directors, considered as one class.

      Sections 180.1140 to 180.1144 of the WBCL contain certain limitations and special voting provisions applicable to specified business combinations involving Wisconsin corporations, including the Company, and a significant shareholder, unless the board of directors of the corporation approves the business combination or the shareholder’s acquisition of shares before such shares are acquired. Similarly, Sections 180.1130 to 180.1133 of the WBCL contain special voting provisions applicable to certain business combinations, unless specified minimum price and procedural requirements are met. Following commencement of a takeover offer, Section 180.1134 of the WBCL imposes special voting requirements on certain share repurchases effected at a premium to the market and on certain asset sales by the corporation, unless, as it relates to the potential sale of assets, the corporation has at least three independent directors and a majority of the independent directors vote not to have such provision apply to the corporation.

      Section 180.1150 of the WBCL provides that the voting power of shares of Wisconsin corporations, including the Company, held by any person or persons acting as a group in excess of 20% of the voting power in the election of directors is limited to 10% of the full voting power of those shares. This restriction does not apply to shares acquired directly from the Company or in certain specified transactions or shares for which full voting power has been restored pursuant to a vote of shareholders.

  Number and Tenure of Board of Directors; Special Meetings

      The By-laws provide that the Board of Directors is composed of thirteen directors divided into three classes, consisting of four members in two classes and five members in one class. A director may be removed from office by shareholders prior to the expiration of his or her term but only (i) at a special meeting called for the purpose of removing the director, (ii) by the affirmative vote of two-thirds of the outstanding shares entitled to vote for the election of such director and (iii) for cause; provided, however, that if the Board of Directors, by resolution adopted by the affirmative vote of at least two-thirds of the directors then in office plus one director recommends removal of a director, then the shareholders may remove such director without cause by the vote described above. A special meeting of shareholders may be called only by the Chairman of the Board of Directors, the President or the Board of Directors, and shall be called by the Chairman of the Board of Directors or the President upon the demand of the holders of record of shares representing at least 10% of all of the votes entitled to be cast at the special meeting.

      The affirmative vote of (i) shareholders possessing at least four-fifths of the voting power of the outstanding shares of all classes of stock of the Company generally possessing voting rights in elections for directors, considered as one class (subject to the rights of holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation) or (ii) at least two-thirds of the directors then in office plus one director, is required to amend, alter, change or repeal the provisions of the By-laws described under “Number and Tenure of Board of Directors.”

Common Stock Purchase Rights

      The Company entered into a Rights Agreement (the “Rights Agreement”) with Firstar Trust Company and, effective as of November 30, 1994 (the “Record Date”), declared a dividend of one common share purchase right (a “Right”) for each share of Common Stock outstanding. The Company also authorized and directed the issuance of one Right with respect to each share of Common Stock outstanding between the Record Date and the earliest of the Distribution Date (as defined below), the time at which the Rights are redeemed as provided in the Rights Agreement and November 30, 2004. Each share of Common Stock offered by a Prospectus Supplement will have attached thereto one Right. Unless the context otherwise requires, all references to the Common Stock in this Prospectus include the accompanying Rights.

      Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an “Acquiring Person”) has acquired beneficial ownership of 20% or more of the outstanding shares of Common Stock or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or public announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of the outstanding shares of Common Stock (the earlier of such dates being called the “Distribution Date”), the Rights will be evidenced by certificates for shares of Common Stock.

      Until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights are transferable only with the Common Stock. The Rights are not exercisable until the Distribution Date. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights will be mailed to holders of record of the Common Stock. Each Right entitles the registered holder to purchase from the Company one share of Common Stock from the Company at a price of $87.50 per share (the “Purchase Price”), subject to adjustment. The Rights will expire on November 30, 2004, unless such date is extended or the Rights are earlier redeemed or exchanged by the Company.

      In the event that the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group has become an Acquiring Person, each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction having a market value of two times the exercise price of the Right. In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Common Stock having a market value of two times the exercise price of the Right.

      At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of Common Stock, the Board of Directors may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of Common Stock per Right (subject to adjustment).

      At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 20% or more of the outstanding shares of Common Stock, the Board of Directors may redeem the Rights in whole, but not in part, at a price of $.005 per Right (the “Redemption Price”).

      The terms of the Rights may be amended by the Board of Directors without the consent of the holders of the Rights, including an amendment to lower certain thresholds described herein to not less than the greater of (i) the sum of .001% and the largest percentage of the outstanding shares of Common Stock then known to the Company to be beneficially owned by any person or group of affiliated or associated persons and (ii) 10%, except that from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights.

      Until a Right is exercised, the holder thereof, as such, will not have any rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.

DESCRIPTION OF THE PREFERRED STOCK

      The Articles of Incorporation authorize the Board of Directors to direct the issuance of up to 2,000,000 shares of Preferred Stock in one or more series and with such rights, preferences, privileges and restrictions, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, that may be fixed or designated by the Board of Directors pursuant to articles of amendment to the Articles of Incorporation without any further vote or action by the Company’s shareholders, provided that the aggregate liquidation preference of all shares of Preferred Stock outstanding may not exceed $100,000,000. As of March 7, 1997, the Board of Directors had designated 2,000 shares of the Preferred Stock as Series D Convertible Preferred Stock, with an aggregate liquidation preference of $2,000 (the “Series D Preferred Stock”). As of March 7, 1997, 296.471 shares of Series D Preferred Stock were issued and outstanding. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company.

      The shares of Preferred Stock offered by a Prospectus Supplement, upon issuance against full consideration therefor, will be fully paid and nonassessable, except as provided by Section 180.0622(2)(b) of the WBCL regarding personal liability of shareholders for all debts owing to employees of the Company for services performed, but not exceeding six months’ service in any one case. The specific terms of a particular series of Preferred Stock will be described in the Prospectus Supplement relating to that series. The description of Preferred Stock set forth below and the description of the terms of a particular series of Preferred Stock set forth in the related Prospectus Supplement do not purport to be complete and are qualified in their entirety by reference to the articles of amendment to the Articles of Incorporation relating to that series. The related Prospectus Supplement will contain a description of certain United States Federal income tax consequences relating to the purchase and ownership of the series of Preferred Stock described in such Prospectus Supplement.

      The rights, preferences, privileges and restrictions of the Preferred Stock of each series will be fixed by articles of amendment to the Articles of Incorporation relating to such series. A Prospectus Supplement, relating to each series, will specify the terms of the Preferred Stock as follows:

(a) The maximum number of shares to constitute the series and the distinctive designation thereof;

(b) The annual dividend rate, if any, on shares of the series, whether such rate is fixed or variable or both, the date or dates from which dividends will begin to accrue or accumulate;

(c) The price at and the terms and conditions on which the shares of the series may be redeemed;

(d) The liquidation preference, if any, that the holders of shares of the series shall be entitled to receive upon the liquidation, dissolution or winding up of the affairs of the Company;

(e) Whether or not the shares of the series will be subject to operation of a retirement or sinking fund, and, if so, the extent and manner in which any such fund shall be applied to the purchase or redemption of the shares of the series for retirement or for other corporate purposes, and the terms and provisions relating to the operation of such fund;

(f) The terms and conditions, if any, on which the shares of the series shall be convertible into, or exchangeable for, shares of Common Stock, including the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same and whether such conversion is mandatory or optional; and

(g) The voting rights, if any, of the shares of the series.

Dividends

      The holders of Preferred Stock shall be entitled to receive dividends at the rate per annum set by the Board of Directors, payable quarterly on the last day of March, June, September, and December in each year for the respective calendar quarter ending on such dates (“Dividend Periods”), when and as declared by the Board of Directors. Such dividends shall accrue on each share of Preferred Stock from the first day of the Dividend Period in which such share is issued or from such other date as the Board of Directors may fix for such purpose. All dividends on Preferred Stock shall be cumulative so that if the Company shall not pay or set apart for payment the dividend, or any part thereof, for any Dividend Period, on the Preferred Stock then issued and outstanding, such deficiency in the dividend on the Preferred Stock shall thereafter be fully paid or declared and set apart for payment, but without interest, before any dividend shall be paid or declared and set apart for payment on the Common Stock. The holders of Preferred Stock shall not be entitled to participate in any other or additional earnings or profits of the Company, except for such premiums, if any, as may be payable in case of redemption, liquidation, dissolution or winding up of the Company.

      Any dividend paid upon the Preferred Stock at a time when any accrued dividends for any prior Dividend Period are delinquent shall be expressly declared to be in whole or partial payment of the accrued dividends to the extent thereof, beginning with the earliest Dividend Period for which dividends are then wholly or partly delinquent, and shall be so designated to each shareholder to whom payment is made. No dividends shall be paid upon any shares of any series of Preferred Stock for a current Dividend Period unless there shall have been paid or declared and set apart for payment dividends required to be paid to the holders of each other series of Preferred Stock for all past Dividend Periods of such other series. If any dividends are paid on any of the Preferred Stock with respect to any past Dividend Period at any time when less than the total dividends then accumulated and payable for all past Dividend Periods on all of the Preferred Stock then outstanding are to be paid or declared and set apart for payment, then the dividends being paid shall be paid on each series of Preferred Stock in the proportions that the dividends then accumulated and payable on each series for all past Dividend Periods bear to the total dividends then accumulated and payable for all such past Dividend Periods on all outstanding Preferred Stock.

Liquidation, Dissolution or Winding Up

      In case of voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Stock shall be entitled to receive out of the assets of the Company in money or money’s worth the liquidation preference with respect to that series of Preferred Stock, together with all accrued but unpaid dividends thereon (whether or not earned or declared), before any of such assets shall be paid or distributed to holders of Common Stock. In case of voluntary or involuntary liquidation, dissolution or winding up of the Company, if the assets shall be insufficient to pay the holders of all of the series of Preferred Stock then outstanding the full amounts to which they may be entitled, the holders of each outstanding series shall share ratably in such assets in proportion to the amounts which would be payable with respect to such series if all amounts payable thereon were paid in full. The consolidation or merger of the Company with or into any other corporation, or a sale of all or any part of its assets, shall not be deemed a liquidation, dissolution or winding up of the Company within the meaning of this paragraph.

Redemption

      Except as otherwise provided with respect to a particular series of Preferred Stock, the following general redemption provisions shall apply to each series of Preferred Stock.

      On or prior to the date fixed for redemption of a particular series of Preferred Stock or any part thereof as specified in the notice of redemption for such series, the Company shall deposit adequate funds for such redemption, in trust for the account of holders of such series, with a bank having trust powers or a trust company in good standing, organized under the laws of the United States or the State of Wisconsin doing business in the State of Wisconsin and having capital, surplus and undivided profits aggregating at least $1,000,000, and if the name and address of such bank or trust company and the deposit of or intent to deposit the redemption funds in such trust account shall have been stated in such notice of redemption, then from and after the mailing of such notice and the making of such deposit the shares of such series called for redemption shall no longer be deemed to be outstanding for any purpose whatsoever, and all rights of the holders of such shares in or with respect to the Company shall cease and terminate except only the right of the holders of such shares (i) to transfer such shares prior to the date fixed for redemption, (ii) to receive the redemption price of such shares, including accrued but unpaid dividends to the date fixed for redemption, without interest, upon surrender of the certificate or certificates representing the shares to be redeemed, and (iii) on or before the close of business on the fifth day preceding the date fixed for redemption to exercise privileges of conversion, if any, not previously expired. Any moneys so deposited by the Company which shall remain unclaimed by the holders of the shares called for redemption and not converted shall, at the end of six years after the date fixed for redemption, be paid to the Company upon its request, after which repayment the holders of the shares called for redemption shall no longer look to such bank or trust company for the payment of the redemption price but shall look only to the Company or to others, as the case may be, for the payment of any lawful claim for such moneys which holders of such shares may still have. After such six-year period, the right of any shareholder or other person to receive such payment may be forfeited in the manner and with the effect provided under Wisconsin law. Any portion of the moneys so deposited by the Company, in respect of shares of Preferred Stock called for redemption that are converted into Common Stock, shall be repaid to the Company upon its request.

      In case of redemption of only a part of a series of Preferred Stock, the Company shall designate by lot, in such manner as the Board of Directors may determine, the shares to be redeemed, or shall effect such redemption pro rata.

Conversion Rights

      Except as otherwise provided with respect to a particular series of Preferred Stock, the following general conversion provisions shall apply to each series of Preferred Stock that is convertible into Common Stock.

      All shares of Common Stock issued upon conversion shall be fully paid and nonassessable, and shall be free of all taxes, liens and charges with respect to the issue thereof except taxes, if any, payable by reason of issuance in a name other than that of the holder of the share or shares converted and except as otherwise provided by applicable Wisconsin law.

      The number of shares of Common Stock issuable upon conversion of a particular series of Preferred Stock at any time shall be the quotient obtained by dividing the aggregate conversion value of the shares of such series surrendered for conversion, by the conversion price per share of Common Stock then in effect for such series. The Company shall not be required, however, upon any such conversion, to issue any fractional share of Common Stock, but in lieu thereof the Company shall pay to the holder who would otherwise be entitled to receive such fractional share if issued, a sum in cash equal to the value of such fractional share at the rate of the then market value per share of Common Stock which for such purposes shall mean the last reported sale price of Common Stock on the New York Stock Exchange. Shares of Preferred Stock shall be deemed to have been converted as of the close of business on the date of receipt at the office of the transfer agent of the certificates therefor, duly endorsed, together with written notice by the holder of his election to convert the same.

      The basic conversion price per share of Common Stock for a series of Preferred Stock, as fixed by the Board of Directors, shall be subject to adjustment from time to time as follows:

(i) In case the Company shall (A) pay a dividend or make a distribution to all holders of outstanding shares of Common Stock as a class in shares of Common Stock, (B) subdivide or split the outstanding shares of Common Stock into a larger number of shares, or (C) combine the outstanding shares of Common Stock into a smaller number of shares, the basic conversion price per share of Common Stock in effect immediately prior thereto shall be adjusted retroactively so that the holder of each outstanding share of each series of Preferred Stock which by its terms is convertible into Common Stock shall thereafter be entitled to receive upon the conversion of such share the number of shares of Common Stock which such holder would have owned and been entitled to receive after the happening of any of the events described above had such share of such series been converted immediately prior to the happening of such event. An adjustment made pursuant to this clause (i) shall become effective retroactively immediately after such record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, split or combination. Such adjustments shall be made successively whenever any event described in this clause (i) shall occur.

(ii) In case the Company shall issue to all holders of Common Stock as a class any rights or warrants enabling them to subscribe for or purchase shares of Common Stock at a price per share less than the current market price per share of Common Stock at the record date for determination of shareholders entitled to receive such rights or warrants, the basic conversion price per share of Common Stock in effect immediately prior thereto for each series of Preferred Stock which by its terms is convertible into Common Stock shall be adjusted retroactively by multiplying such basic conversion price by a fraction, of which the numerator shall be the sum of number of shares of Common Stock outstanding at such record date and the number of shares of Common Stock which the aggregate exercise price (before deduction of underwriting discounts or commissions and other expenses of the Company in connection with the issue) of the total number of shares so offered for subscription or purchase would purchase at such current market price per share and of which the denominator shall be the sum of the number of shares of Common Stock outstanding at such record date and the number of additional shares of Common Stock so offered for subscription or purchase. An adjustment made pursuant to this clause (ii) shall become effective retroactively immediately after the record date for determination of shareholders entitled to receive such rights or warrants. Such adjustments shall be made successively whenever any event described in this clause (ii) shall occur.

(iii) In case the Company shall distribute to all holders of Common Stock as a class evidences of its indebtedness or assets (other than cash dividends), the basic conversion price per share of Common Stock in effect immediately prior thereto for each series of Preferred Stock which by its terms is convertible into Common Stock shall be adjusted retroactively by multiplying such basic conversion price by a fraction, of which the numerator shall be the difference between the current market price per share of Common Stock at the record date for determination of shareholders entitled to receive such distribution and the fair value (as determined by the Board of Directors) of the portion of the evidences of indebtedness or assets (other than cash dividends) so distributed applicable to one share of Common Stock and of which the denominator shall be the current market price per share of Common Stock. An adjustment made pursuant to this clause (iii) shall become effective retroactively immediately after such record date. Such adjustments shall be made successively whenever any event described in this clause (iii) shall occur.

      For the purpose of any computation under clause (iii) above, the current market price per share of Common Stock on any date shall be deemed to be the average of the high and low sales prices of the Common Stock, as reported in the New York Stock Exchange — Composite Transactions (or such other principal market quotation as may then be applicable to such Common Stock) for each of the 30 consecutive trading days commencing 45 trading days before such date.

      No adjustment shall be made in the basic conversion price for any series of Preferred Stock in effect immediately prior to such computation if the amount of such adjustment would be less than fifty cents; provided, however, that any adjustments which by reason of this paragraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment; and provided further that anything to the contrary in the foregoing notwithstanding any adjustment required for purposes of making the computations described above shall be made not later than the earlier of (x) 3 years after the effective date described above for such adjustment or (y) the date as of which such adjustment would require an increase or decrease of at least 3% in the aggregate number of shares of Common Stock issued and outstanding on the first date on which an event occurred which required the making of a computation described above. All calculations shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.

      In the case of any capital reorganization or reclassification of Common Stock, or if the Company shall consolidate with or merge into, or sell or dispose of all or substantially all of its property and assets, to any other corporation, proper provisions shall be made as part of the terms of such capital reorganization, reclassification, consolidation, merger or sale that any shares of a particular series of Preferred Stock at the time outstanding shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock deliverable upon conversion of such shares of a particular series would have been entitled upon such capital reorganization, reclassification, consolidation or merger.

      No adjustment with respect to dividends upon any series of Preferred Stock or with respect to dividends upon Common Stock shall be made in connection with any conversion.

      Whenever there is an issue of additional shares of Common Stock requiring a change in the conversion price as provided above, and whenever there occurs any other event which results in a change in the existing conversion rights of the holders of shares of a series of Preferred Stock, the Company shall file with its transfer agent or agents and at its principal office in Milwaukee, Wisconsin, a statement signed by the President or a Vice President and by the Treasurer or Assistant Treasurer of the Company, describing specifically such issue of additional shares of Common Stock or such other event (and, in the case of a capital reorganization, reclassification, consolidation or merger, the terms thereof) and the actual conversion prices or basis of conversion as changed by such issue or event and the change, if any, in the securities issuable upon conversion. Whenever there are issued by the Company to all holders of Common Stock as a class any rights or warrants enabling them to subscribe for or purchase shares of Common Stock, the Company shall also file in like manner a statement describing the same and the consideration receivable by the Company therefrom. The statement so filed shall be open to inspection by any holder of record of shares of any series of Preferred Stock.

      The Company shall at all times have authorized and shall at all times reserve and set aside a sufficient number of duly authorized shares of Common Stock for the conversion of all stock of all then outstanding series of Preferred Stock which are convertible into Common Stock.

Reissuance of Shares

      Any shares of Preferred Stock retired by purchase, redemption, through conversion, or through the operation of any sinking fund or redemption or purchase account, shall thereafter have the status of authorized but unissued shares of Preferred Stock, and may thereafter be reissued as part of the same series or may be reclassified and reissued by the Board of Directors in the same manner as any other authorized and unissued shares of Preferred Stock.

Voting Rights

      Holders of Preferred Stock shall be entitled to one vote for each share held on all questions on which shareholders of the Company are entitled to vote and shall vote together share for share with the holders of Common Stock as one class, except as otherwise provided by law or as described below or as otherwise determined by the Board of Directors at the time of the establishment of such series of Preferred Stock.

      Whenever dividends payable on any series of Preferred Stock shall be in arrears in an aggregate amount equivalent to six full quarterly dividends on the shares of all of the Preferred Stock of that series then outstanding, the holders of Preferred Stock of that series shall have the exclusive and special right, voting separately as a class, to elect two directors of the Company, and the number of directors constituting the Board of Directors shall be increased to the extent necessary to effectuate such right. Whenever such right of the holders of any series of the Preferred Stock shall have vested, such right may be exercised initially either at a special meeting of the holders of such series of the Preferred Stock, or at any annual meeting of shareholders, and thereafter at annual meetings of shareholders. The right of the holders of any series of the Preferred Stock voting separately as a class to elect members of the Board of Directors of the Company shall continue until such time as all dividends accumulated on such series of the Preferred Stock shall have been paid in full, at which time the special right of the holders of such series of the Preferred Stock to vote separately as a class for the election of directors shall terminate, subject to revesting in the event of each and every subsequent default in an aggregate amount equivalent to six full quarterly dividends.

      At any time when such special voting power shall have vested in the holders of any series of the Preferred Stock as described in the preceding paragraph, a proper officer of the Company shall, upon the written request of the holders of record of at least 10% of such series of the Preferred Stock then outstanding addressed to the Secretary of the Company, call a special meeting of the holders of such series of the Preferred Stock for the purpose of electing directors. Such meeting shall be held at the earliest practicable date in such place as may be designated pursuant to the By-laws (or if there be no designation, at the principal office of the Company in Milwaukee, Wisconsin). If such meeting shall not be called by the proper officers of the Company within 20 days after personal service of such written request upon the Secretary of the Company, or within 30 days after mailing the same within the United States by registered or certified mail addressed to the Secretary of the Company at its principal office, then the holders of record of at least 10% of such series of the Preferred Stock then outstanding may designate in writing one of their number to call such meeting at the expense of the Company, and such meeting may be called by such person so designated upon the notice required for annual meetings of shareholders and shall be held in Milwaukee, Wisconsin. Notwithstanding the foregoing, no such special meeting shall be called during the period within 90 days immediately preceding the date fixed for the next annual meeting of shareholders.

      At any annual or special meeting at which the holders of any series of the Preferred Stock shall have the special right, voting separately as a class, to elect directors as described above, the presence, in person or by proxy, of the holders of 33 1/3% of such series of the Preferred Stock shall be required to constitute a quorum of such series for the election of any director by the holders of such series as a class. At any such meeting or adjournment thereof, (A) the absence of a quorum of such series of the Preferred Stock shall not prevent the election of directors other than those to be elected by such series of the Preferred Stock voting as a class, and the absence of a quorum for the election of such other directors shall not prevent the election of the directors to be elected by such series of the Preferred Stock voting as a class and (B) in the absence of either or both such quorums, a majority of the holders present in person or by proxy of the stock or stocks which lack a quorum shall have power to adjourn the meeting for the election of directors which they are entitled to elect, from time to time until a quorum shall be present, without notice other than announcement at the meeting.

      During any period in which the holders of any series of the Preferred Stock have the right to vote as a class for directors as described above, any vacancies in the Board of Directors shall be filled only by vote of a majority (even if that be only a single director) of the remaining directors theretofore elected by the holders of the series or class of stock which elected the directors whose office shall have become vacant. During such period the directors so elected by the holders of any series of the Preferred Stock shall continue in office (A) until the next succeeding annual meeting or until their successors, if any, are elected by such holders and qualify, or (B) unless required by applicable law to continue in office for a longer period, until termination of the right of the holders of such series of the Preferred Stock to vote as a class for directors, if earlier. If and to the extent permitted by applicable law, immediately upon any termination of the right of the holders of any series of the Preferred Stock to vote as a class for directors as provided herein, the term of office of the directors then in office so elected by the holders of such series shall terminate.

      The affirmative vote or written consent of the holders of record of at least two-thirds of the outstanding shares of a series of the Preferred Stock shall be a prerequisite of the right of the Company:

(A) To create any shares or any securities convertible into or evidencing the right to purchase shares ranking prior to such series of the Preferred Stock with respect to the payment of dividends or of assets upon liquidation, dissolution or winding up; or

(B) To change the designations, preferences, limitations, or relative rights of the outstanding shares of such series of Preferred Stock in any manner prejudicial to the holders thereof.

      The affirmative vote or written consent of the holders of a majority of the outstanding shares of each series of Preferred Stock shall be a prerequisite to the right of the Company to authorize any shares of Preferred Stock in excess of 2,000,000 shares or any other shares ranking on a parity with Preferred Stock with respect to the payment of dividends or of assets upon liquidation, dissolution or winding up.

Restrictions in Event of Default in Dividends on Preferred Stock

      If at any time the Company shall have failed to pay dividends in full on the Preferred Stock, thereafter and until dividends in full, including all accrued and unpaid dividends for all past quarterly dividend periods on the Preferred Stock outstanding, shall have been declared and set apart in trust for payment or paid, or if at any time the Company shall have failed to pay in full amounts payable with respect to any obligations to retire shares of the Preferred Stock, thereafter and until such amounts shall have been paid in full or set apart in trust for payment (a) the Company, without the affirmative vote or consent of the holders of at least 66 2/3% of the Preferred Stock at the time outstanding given in person or by proxy, either in writing or by resolution adopted at a special meeting called for the purpose, at which the holders of the Preferred Stock shall vote separately as a class, regardless of series, shall not redeem less than all of the Preferred Stock at such time outstanding; (b) the Company shall not purchase any Preferred Stock except in accordance with a purchase offer made in writing to all holders of Preferred Stock of all series upon such terms as the Board of Directors in its sole discretion after consideration of the respective annual dividend rate and other relative rights and preferences of the respective series, shall determine (which determination shall be final and conclusive) will result in fair and equitable treatment among the respective series; provided that (i) the Company, to meet the requirements of any purchase, retirement or sinking fund provisions with respect to any series, may use shares of such series acquired by it prior to such failure and then held by it as treasury stock and (ii) nothing shall prevent the Company from completing the purchase or redemption of shares of Preferred Stock for which a purchase contract was entered into for any purchase, retirement or sinking fund purposes, or the notice of redemption of which was initially mailed, prior to such failure; and (c) the Company shall not redeem, purchase or otherwise acquire, or permit any subsidiary to purchase or acquire any shares of any other class of stock of the Company ranking junior to the Preferred Stock as to dividends and upon liquidation.

Series D Preferred Stock

  General

      The shares of Series D Preferred Stock have a stated value (“Stated Value”) of $512,000 per share.

      Shares of Series D Preferred Stock may be issued only to a trustee acting on behalf of an employee stock ownership plan or other employee benefit plan of the Company. In the event of any transfer of shares of Series D Preferred Stock, including a distribution to participants of an employee benefit plan, to any person other than the Company or the trustee of any such plan, the shares of Series D Preferred Stock so transferred, upon such transfer and without any further action by the Company or the holder, shall be automatically converted into shares of Common Stock, as described below; provided, however, that the pledge of Series D Preferred Stock as collateral under any credit agreement for the financing or refinancing of the initial purchase of the Series D Preferred Stock by such employee stock ownership plan or other employee benefit plan of the Company shall not constitute a transfer for purposes of this paragraph.

      See “Description of the Common Stock — Certain Provisions of Articles of Incorporation, By-laws and Wisconsin Law.”

  Dividends and Distributions

      The holders of shares of Series D Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, cash dividends (“Preferred Dividends”) in an amount per share equal to $39,680 per share per annum (subject to adjustment), and no more, payable quarterly in arrears on the last day of March, June, September and December of each year (each a “Dividend Payment Date”). Accumulated but unpaid Preferred Dividends shall cumulate as of the Dividend Payment Date on which they first become payable, but no interest shall accrue on accumulated but unpaid Preferred Dividends.

      So long as any Series D Preferred Stock shall be outstanding, no dividend shall be declared or paid or set apart for payment on any other series of stock ranking on a parity with the Series D Preferred Stock as to dividends (“Parity Stock”), unless there shall also be or have been declared and paid or set apart for payment on the Series D Preferred Stock dividends for all dividend payment periods of the Series D Preferred Stock ending on or before the dividend payment date of such Parity Stock, ratably in proportion to the respective amounts of dividends accumulated and unpaid through such dividend payment period on the Series D Preferred Stock, and accumulated and unpaid on such Parity Stock through the dividend payment period on such Parity Stock next preceding such dividend payment period. So long as any Series D Preferred Stock shall be outstanding, in the event that full cumulative dividends on the Series D Preferred Stock have not been declared and paid or set apart for payment when due, the Company shall not declare or pay or set apart for payment any dividends or make any other distributions on, or make any payment on account of the purchase, redemption or other retirement of any other class of stock or series thereof of the Company ranking, as to dividends or as to distributions in the event of a liquidation, dissolution or winding-up of the Company, junior to the Series D Preferred Stock (“Junior Stock”) until full cumulative and unpaid dividends on the Series D Preferred Stock shall have been paid or declared and set apart for payment; provided, however, that the foregoing shall not apply to (i) any dividend payable solely in any shares of any Junior Stock, or (ii) the acquisition of shares of any Junior Stock either (x) pursuant to any employee or director incentive or benefit plan or arrangement (including any employment, severance or consulting agreement) of the Company or any subsidiary of the Company or (y) in exchange solely for shares of any other Junior Stock. Subject to the foregoing provisions, the Board of Directors may declare and the Company may pay or set apart for payment dividends and other distributions on any other Junior Stock or Parity Stock, and may purchase or otherwise redeem any of the Junior Stock or Parity Stock or any warrants, rights, or options or other securities exercisable for or convertible into any of the Junior Stock or Parity Stock and the holders of shares of the Series D Preferred Stock shall not be entitled to share therein.

  Voting Rights

      The holders of Series D Preferred Stock shall be entitled to vote on all matters submitted to a vote of the holders of Common Stock, voting together with the holders of Common Stock as one class. Each share of the Series D Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which such share of Series D Preferred Stock could be converted on the record date for determining the stockholders entitled to vote, rounded to the nearest one-tenth of a vote. Whenever the “Conversion Ratio” (as defined below) is adjusted, the voting rights of the Series D Preferred Stock shall also be similarly adjusted.

  Liquidation, Dissolution or Winding-Up

      Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the holders of Series D Preferred Stock shall be entitled to receive out of assets of the Company which remain after satisfaction in full of all valid claims of creditors of the Company and which are available for payment to stockholders, and subject to the rights of the holders of any stock of the Company ranking senior to or on a parity with the Series D Preferred Stock in respect of distributions upon liquidation, dissolution or winding-up of the Company, before any amount shall be paid or distributed among the holders of Common Stock or any other shares ranking junior to the Series D Preferred Stock in respect of distributions upon liquidation, dissolution or winding-up of the Company, liquidating distributions in an amount per share equal to the par value of a share of Series D Preferred Stock ($1.00) plus an amount equal to all accrued and unpaid dividends thereon to the date fixed for distribution, and no more. After payment of the full amount to which they are entitled as described by the foregoing provisions, the holders of shares of Series D Preferred Stock shall not be entitled to any further right or claim to any of the remaining assets of the Company.

  Conversion into Common Stock

      A holder of shares of Series D Preferred Stock shall be entitled at any time, but not later than the close of business on the date fixed for redemption of such shares, to cause any or all of such shares to be converted into shares of Common Stock, at a conversion rate equal to twenty thousand (20,000) shares of Common Stock for each one share of Series D Preferred Stock, subject to adjustment (and, as so adjusted, rounded to the nearest ten-thousandth, is hereinafter sometimes referred to as the “Conversion Ratio”); provided, however, that, in no event shall the Conversion Ratio be greater than the Stated Value divided by the par value of one share of Common Stock.

  Redemption At the Option of the Company

      The Series D Preferred Stock shall be redeemable, in whole or in part, at the option of the Company beginning on June 1, 1996 at a price of 103.10% of the Stated Value of such shares, declining to a price of 100% of the Stated Value after June 1, 2000, plus, in each case, an amount equal to all accrued and unpaid dividends thereon to the date fixed for redemption. Payment of the redemption price shall be made at the option of the Company in cash or shares of Common Stock, or a combination thereof.

      In the event (i) there is a change in the federal income tax laws of the United States or a determination by a court of competent jurisdiction, in either case, which has the effect of precluding the Company from claiming any of the tax deductions for dividends paid on the Series D Preferred Stock when such dividends are used as provided under Section 404(k)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), as in effect on the date shares of Series D Preferred Stock are initially issued, or (ii) the Johnson Controls, Inc. Savings and Investment Plan, as the same may be amended, or any successor plan (the “Plan”) is determined by the Internal Revenue Service not to be qualified within the meaning of Sections 401(a) and 4975(e)(7) of the Code, the Company may, in its sole discretion, elect to redeem any or all of the shares of Series D Preferred Stock for the Stated Value thereof plus accrued and unpaid dividends.

  Redemption at the Option of the Holder

      Subject to the restrictions of the WBCL, shares of Series D Preferred Stock shall be redeemed by the Company for cash or, if the Company so elects, in shares of Common Stock, or a combination of such shares and cash (any such shares of Common Stock to be valued for such purpose in accordance with the formula described above), at a redemption price equal to the Stated Value plus accrued and unpaid dividends thereon to the date fixed for redemption, at the option of the holder, at any time and from time to time upon notice to the Company given not less than five (5) business days prior to the date fixed by the holder in such notice for such redemption, (i) when and to the extent necessary for such holder to provide for distributions required to be made under, or to satisfy an investment election provided to participants in accordance with, the Plan to participants in the Plan or (ii) in the event that the Plan is not determined by the Internal Revenue Service to be qualified within the meaning of Sections 401(a) and 4975(e)(7) of the Code.

  Ranking; Attributable Capital and Adequacy of Surplus; Retirement of Shares

      The Series D Preferred Stock shall rank senior to the Common Stock as to the payment of dividends and the distribution of assets on liquidation, dissolution and winding-up of the Company, and, unless otherwise provided in the Articles of Incorporation, as the same may be amended, or articles of amendment relating to a subsequent series of Preferred Stock, par value $1.00 per share, of the Company, the Series D Preferred Stock shall rank on a parity with all other series of the Company’s Preferred Stock, par value $1.00, as to payment of dividends and the distribution of assets on liquidation, dissolution or winding-up.

      In addition to any vote of stockholders required by law, the Articles of Incorporation or the provisions described herein, the vote of the holders of a majority of the outstanding shares of Series D Preferred Stock shall be required to increase the par value of the Common Stock or otherwise increase the capital of the Company allocable to the Common Stock for the purpose of the WBCL if, as a result thereof, the surplus of the Company for purposes of the WBCL would be less than the amount of preferred dividends that would accrue on the then outstanding shares of Series D Preferred Stock during the following three years.

DESCRIPTION OF THE DEBT SECURITIES

      The following description of the Debt Securities sets forth the material terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The Senior Debt Securities are to be issued under an Indenture, dated as of February 22, 1995, as amended (the “Senior Indenture”), between the Company and Chase Manhattan Bank Delaware, as Trustee (the “Trustee”), a copy of which is incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part. The Subordinated Debt Securities are to be issued under an Indenture between the Company and the Trustee (the “Subordinated Indenture”), a copy of the form of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Senior Indenture and the Subordinated Indenture are sometimes referred to herein collectively as the “Indentures” and each individually as an “Indenture.” The particular terms of the Debt Securities offered by any Prospectus Supplement (the “Offered Debt Securities”) and the extent, if any, to which such general provisions may apply to the Offered Debt Securities, will be described in the Prospectus Supplement relating to such Offered Debt Securities.

      The following summaries of the material provisions of the Indentures and the Debt Securities do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indentures, including the definitions therein of certain terms, and such Debt Securities. Wherever particular articles, sections or defined terms of an Indenture are referred to, it is intended that such articles, sections or defined terms shall be incorporated herein by reference, and the statement in connection with which such reference is made is qualified in its entirety by such reference.

General

      The Indentures do not limit the amount of debt, either secured or unsecured, which may be issued by the Company under the Indentures or otherwise. The Debt Securities may be issued in one or more series with the same or various maturities and may be sold at par, a premium or an original issue discount. Debt Securities sold at an original issue discount may bear no interest or interest at a rate which is below market rates.

      Since the Company is a holding company, the right of the Company, and hence the rights of creditors and shareholders of the Company, to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise is accordingly subject to prior claims of creditors of the subsidiary, except to the extent that claims of the Company as a creditor of the subsidiary may be recognized.

      The Prospectus Supplement relating to the particular Debt Securities offered thereby will describe the following terms of the Offered Debt Securities: (i) the title of the Offered Debt Securities; (ii) any limit on the aggregate principal amount of the Offered Debt Securities; (iii) the price (expressed as a percentage of the aggregate principal amount thereof) at which the Offered Debt Securities will be issued; (iv) the date or dates on which the Offered Debt Securities mature and any provisions for the extension of any maturity date or dates; (v) the rate or rates (which may be fixed or variable) per annum at which the Offered Debt Securities will bear interest, if any, or the method by which such rate or rates will be determined including, if applicable, any remarketing option or similar methods; (vi) the date from which such interest will accrue, the dates on which such interest, if any, will be payable, the date on which payment of such interest will commence and any Regular Record Dates applicable to the dates on which interest will be so payable; (vii) the place or places where the principal of (and premium, if any) and interest, if any, on the series will be payable and each office or agency where the Offered Debt Securities may be presented for transfer or exchange; (viii) the dates on which and the price or prices at which the Offered Debt Securities will, pursuant to any mandatory sinking fund provisions, or may, pursuant to any optional sinking fund provisions, be redeemed by the Company, and the other terms and provisions of such sinking fund; (ix) the currency in which payment of the principal of, premium, if any, and interest on, the Offered Debt Securities will be payable, if other than the currency of the United States; (x) the period or periods within which, and the terms and conditions upon which, an election may be made by the Company or a holder, as the case may be, for payment of the principal (and premium, if any) and interest, if any, on the series in the currency, other than that in which the series is stated to be payable; (xi) whether such Offered Debt Securities are to be issued in the form of one or more permanent Global Securities and, if so, the identity of the Depositary for such Global Security or Securities; (xii) the date after which and the price or prices at which and the currency in which the Offered Debt Securities may, pursuant to any optional redemption provisions, be redeemed at the option of the Company or of the Holder thereof and the other terms and provisions of such optional redemption; (xiii) the inapplicability of certain provisions relating to discharge and defeasance described below under “Defeasance, Satisfaction and Discharge Prior to Maturity or Redemption;” (xiv) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the Offered Debt Securities will be issuable; (xv) information with respect to book-entry procedures, if any; (xvi) any deletions from, modifications of or additions to the Events of Default or covenants with respect to the Offered Debt Securities; and (xvii) any other terms of the Offered Debt Securities (which terms shall not be inconsistent with the provisions of the applicable Indenture). Unless otherwise indicated in the Prospectus Supplement, principal of (and premium, if any) and interest, if any, on the Offered Debt Securities will be payable, and transfers of the Offered Debt Securities will be registrable, at the Corporate Trust Office of the Trustee, provided that at the option of the Company payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the Debt Security Register. (Sections 3.01 and 3.03)

      Unless otherwise indicated in the Prospectus Supplement, the Offered Debt Securities will be issued only in fully registered form without coupons in denominations of U.S. $1,000 or any integral multiple thereof, or the equivalent thereof in Foreign Currency. (Section 3.02) No service charge will be made for any registration of transfer or exchange of Offered Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 3.06)

      If the purchase price of any of the Offered Debt Securities is denominated in a foreign currency or currencies or foreign currency unit or units or if the principal of (and premium, if any) or interest, if any, on any series of Offered Debt Securities is payable in a foreign currency or currencies or foreign currency unit or units, the restrictions, elections, tax consequences, specific terms and other information with respect to such issue of Offered Debt Securities and such foreign currency or currencies or foreign currency unit or units will be set forth in the applicable Prospectus Supplement relating thereto.

      The Company shall not be required to (i) issue, register the transfer of, or exchange Debt Securities of any series during the period from 15 days prior to the mailing of notice of redemption of Debt Securities of that series to the date of such mailing or (ii) register the transfer of or exchange any Debt Security so selected for redemption, except the unredeemed portion of any Debt Security being redeemed in part. (Section 3.06)

      Some of the Debt Securities may be issued under the applicable Indenture as Original Issue Discount Securities to be sold at a substantial discount below their principal amount. Federal income tax and other considerations applicable to any such Original Issue Discount Securities will be described in the Prospectus Supplement relating thereto.

Conversion and Exchange

      The terms, if any, on which Debt Securities of any series are convertible into or exchangeable for Common Stock or Preferred Stock, property or cash, or a combination of any of the foregoing, will be set forth in the Prospectus Supplement relating thereto. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at the option of the Company, in which the number of shares of Common Stock or Preferred Stock to be received by the holders of the Debt Securities would be calculated according to the factors and at such time as set forth in the related Prospectus Supplement.

Global Securities

      The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a Depositary identified in the Prospectus Supplement relating to such series.

      The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will apply to all depositary arrangements.

      Upon the issuance of a Global Security, the Depositary for such Global Security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security. Such accounts shall be designated by the underwriters or agents with respect to such Debt Securities or by the Company if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Security will be limited to persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary or its nominee (with respect to interests of participants) for such Global Security and on the records of participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

      So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the Debt Securities represented by such Global Security for all purposes under the Indenture governing such Debt Securities. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture governing Debt Securities.

      Principal of, premium, if any, and interest payments on Debt Securities registered in the name of a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Debt Securities. Neither the Company, the Trustee for such Debt Securities, any Paying Agent nor the Security Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

      The Company expects that the Depositary for a series of Debt Securities or its nominee, upon receipt of any payment of principal of, premium, if any, or interest thereon, will credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of the Global Security for such Debt Securities as shown on the records of such Depositary or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name,” and will be the responsibility of such participants.

      If a Depositary for a series of Debt Securities is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue Debt Securities of such series in definitive form in exchange for the Global Security representing such series of Debt Securities. Further, if the Company so specifies with respect to the Debt Securities of a series, an owner of a beneficial interest in a Global Security representing Debt Securities of such series may, on terms acceptable to the Company and the Depositary for such Global Security, receive Debt Securities of such series in definitive form. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of Debt Securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name. Debt Securities of such series so issued in definitive form will be issued in denominations, unless otherwise specified by the Company, of U.S. $1,000 and integral multiples thereof.

Covenants Applicable to Senior Debt Securities

  Certain Definitions

      The following terms are defined substantially as follows in Section 1.01 of the Senior Indenture and are used herein as so defined.

      The term “Consolidated Current Liabilities” means the aggregate of the current liabilities of the Company and its Restricted Subsidiaries (excluding liabilities of Unrestricted Subsidiaries and excluding billings on uncompleted contracts in excess of related costs and profits) appearing on the most recent available consolidated balance sheet of the Company and its Restricted Subsidiaries, all in accordance with generally accepted accounting principles. In no event shall Consolidated Current Liabilities include any obligation of the Company and its Restricted Subsidiaries issued under a revolving credit or similar agreement if the obligation issued under such agreement matures by its terms within 12 months from the date thereof but by the terms of such agreement such obligation may be renewed or extended or the amount thereof reborrowed or refunded at the option of the Company or any Restricted Subsidiary for a term in excess of 12 months from the date of determination.

      The term “Consolidated Net Tangible Assets” means Consolidated Tangible Assets after deduction of Consolidated Current Liabilities.

      The term “Consolidated Tangible Assets” means the aggregate of all assets of the Company and its Restricted Subsidiaries (including the value of all existing Sale and Leaseback Transactions (as defined) and any assets resulting from the capitalization of other long-term lease obligations in accordance with generally accepted accounting principles, but excluding the value of assets of or investments in any Unrestricted Subsidiary or any non-majority owned Subsidiary) appearing on the most recent available consolidated balance sheet of the Company and its Restricted Subsidiaries at their net book values, after deducting related depreciation, amortization and other valuation reserves and excluding (a) any capital write-ups resulting from reappraisals of assets or of other investments after December 31, 1994 (other than a write-up of any assets constituting part of the assets and business of another corporation made in connection with the acquisition, direct or indirect, of the assets and business of such other corporation) except as permitted in accordance with generally accepted accounting principles, (b) treasury stock, (c) patent and trademark rights, goodwill, unamortized discounts and expenses and any other intangible items, all prepared in accordance with generally accepted accounting principles.

      The term “Funded Debt” means all indebtedness for money borrowed having a maturity of more than twelve months from the date of the most recent consolidated balance sheet of the Company and its Restricted Subsidiaries (excluding indebtedness of Unrestricted Subsidiaries) or renewable and extendable beyond twelve months at the option of the borrower and all obligations in respect of lease rentals which under generally accepted accounting principles would be shown on the consolidated balance sheet of the Company as a liability item other than a current liability; provided, however, that Funded Debt shall not include any of the foregoing to the extent that such indebtedness or obligations are not required by generally accepted accounting principles to be shown on the balance sheet of the Company.

      The term “Principal Property” means any manufacturing plant, warehouse, office building or parcel of real property (including fixtures but excluding leases and other contract rights which might otherwise be deemed real property) owned by the Company or any Restricted Subsidiary, whether owned on the date of the Senior Indenture or thereafter, provided each such plant, warehouse, office building or parcel of real property has a gross book value (without deduction for any depreciation reserves) at the date as of which the determination is being made of in excess of two percent of the Consolidated Net Tangible Assets of the Company and the Restricted Subsidiaries, other than any such plant, warehouse, office building or parcel of real property or portion thereof which, in the opinion of the Board of Directors of the Company (evidenced by a certified Board Resolution delivered to the Trustee), is not of material importance to the business conducted by the Company and its Restricted Subsidiaries taken as a whole.

      The term “Restricted Subsidiary” means (a) any Subsidiary other than an Unrestricted Subsidiary and (b) any Subsidiary which is an Unrestricted Subsidiary but which, subsequent to December 31, 1994, is designated by the Company (by Board Resolution) to be a Restricted Subsidiary; provided, however, that the Company may not designate any such Subsidiary to be a Restricted Subsidiary if the Company would thereby breach any covenant or agreement contained in the Senior Indenture (on the assumption that any Secured Debt of such Subsidiary was incurred at the time of such designation and that any Sale and Leaseback Transaction (as defined) to which such Subsidiary is then a party was entered into at the time of such designation).

      The term “Secured Debt” means indebtedness for borrowed money and any Funded Debt which is secured by a Security Interest in (a) any Principal Property or (b) any shares of capital stock or indebtedness of any Restricted Subsidiary.

      The term “Subsidiary” means any corporation of which the Company, or the Company and one or more Subsidiaries, or any one or more Subsidiaries, directly or indirectly own more than 50% of the Voting Stock (as defined).

      The term “Unrestricted Subsidiary” means (a) any Subsidiary acquired or organized after March 31, 1989; provided, however, that such Subsidiary shall not be a successor, directly or indirectly, to any Restricted Subsidiary; (b) any Subsidiary whose principal business or assets are located outside the United States of America, its territories and possessions, Puerto Rico or Canada; (c) any Subsidiary the principal business of which consists of financing or assisting in financing of customer construction projects or the acquisition or disposition of products of dealers, distributors or other customers; (d) any Subsidiary engaged in the insurance business or whose principal business is the ownership, leasing, purchasing, selling or development of real property; and (e) any Subsidiary substantially all the assets of which consist of stock or other securities of a Subsidiary or Subsidiaries referred to above in this sentence, unless and until any such Subsidiary is designated to be a Restricted Subsidiary, as referred to above.

  Limitation on Secured Debt

      The Company will not, and will not permit any Restricted Subsidiary to, create, assume, or guarantee any Secured Debt without making effective provision for securing the Senior Debt Securities equally and ratably with such Secured Debt (Section 5.05). This covenant does not apply to debt secured by (i) certain purchase money mortgages created to secure payment for the acquisition or construction of any property including, but not limited to, any indebtedness incurred by the Company or a Restricted Subsidiary prior to, at the time of, or within 180 days after the later of the acquisition, the completion of construction (including any improvements on an existing property) or the commencement of commercial operation of such property, which indebtedness is incurred for the purpose of financing all or any part of the purchase price of such property or construction or improvements on such property, (ii) mortgages, pledges, liens, security interest or encumbrances (collectively referred to herein as “security interests”) on property, or any conditional sales agreement or any title retention with respect to property, existing at the time of acquisition thereof, whether or not assumed by the Company or a Restricted Subsidiary, (iii) security interests on property or shares of capital stock or indebtedness of any corporation or firm existing at the time such corporation or firm becomes a Restricted Subsidiary, (iv) security interests in property or shares of capital stock or indebtedness of a corporation existing at the time such corporation is merged into or consolidated with the Company or a Restricted Subsidiary or at the time of a sale, lease, or other disposition of the properties of a corporation or firm as an entirety or substantially as an entirety to the Company or a Restricted Subsidiary, provided that no such security interests shall extend to any other Principal Property of the Company or such Restricted Subsidiary prior to such acquisition or to other Principal Property thereafter acquired other than additions to such acquired property, (v) security interests on property of the Company or a Restricted Subsidiary in favor of the United States of America or any state thereof, or in favor of any other country, or any department, agency, instrumentality or political subdivision thereof (including, without limitation, security interests to secure indebtedness of the pollution control or industrial revenue type) in order to permit the Company or any Restricted Subsidiary to perform a contract or to secure indebtedness incurred for the purpose of financing all or any part of the purchase price for the cost of constructing or improving the property subject to such security interests or which is required by law or regulation as a condition to the transaction of any business or the exercise of any privilege, franchise or license, (vi) security interests on any property or assets of any Restricted Subsidiary to secure indebtedness owing by it to the Company or to another Restricted Subsidiary, (vii) any mechanics’, materialmen’s, carriers’ or other similar lien arising in the ordinary course of business (including construction of facilities) in respect of obligations which are not yet due or which are being contested in good faith, (viii) any security interest for taxes, assessments or government charges or levies not yet delinquent, or already delinquent, but the validity of which is being contested in good faith, (ix) any security interest arising in connection with legal proceedings being contested in good faith, including any judgment lien so long as execution thereof is being stayed, (x) landlords’ liens on fixtures located on premises leased by the Company or a Restricted Subsidiary in the ordinary course of business, or (xi) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any security interest referred to in the foregoing clauses (i) to (x) inclusive. (Section 5.05)

  Limitation on Sale and Leaseback Transactions

      Sale and Leaseback Transactions (which are defined to include, among other things, certain leases of more than three years) by the Company or any Restricted Subsidiary of any Principal Property, completion of construction of which and commencement of full operation of which have occurred more than 180 days prior to such sale or transfer, will be prohibited unless either (a) the Company or such Restricted Subsidiary would be entitled to incur Secured Debt equal in amount to the amount realized or to be realized upon such sale or transfer secured by a lien on the Principal Property to be leased without equally and ratably securing the Senior Debt Securities, or (b) an amount equal to the value (as defined) of the Principal Property so leased is applied (subject to credits for certain voluntary retirements of the Senior Debt Securities) to the retirement, within 120 days of the effective date of such arrangement, of indebtedness for borrowed money incurred or assumed by the Company or a Restricted Subsidiary which is recorded as Funded Debt (defined to include the Debt Securities and other long-term indebtedness of the Company or any Restricted Subsidiary) as shown on the most recent consolidated balance sheet of the Company and which in the case of such indebtedness of the Company, is not subordinate and junior in right of payment to the prior payment of the Senior Debt Securities. (Section 5.06)

  Exempted Indebtedness

      Notwithstanding the limitations on Secured Debt and Sale and Leaseback Transactions described above, the Company and any one or more Restricted Subsidiaries may, without securing the Senior Debt Securities, issue, assume, or guarantee Secured Debt which would otherwise be subject to the foregoing restrictions, provided that, after giving effect thereto, the aggregate amount of such Secured Debt then outstanding (not including Secured Debt permitted under the foregoing exceptions) and the aggregate value of Sale and Leaseback Transactions (other than Sale and Leaseback Transactions in connection with which indebtedness has been, or will be, retired in accordance with clause (b) of the preceding paragraph) at such time does not exceed 10% of Consolidated Net Tangible Assets. (Section 5.05(b))

  Restrictions on Transfer of Principal Property to Certain Subsidiaries

      The Senior Indenture provides that, so long as the Senior Debt Securities of any series are outstanding, the Company will not, and will not cause or permit any Restricted Subsidiary to, transfer any Principal Property to any Subsidiary which was not a Restricted Subsidiary at the time of such transfer unless it shall apply within one year after the effective date of such transaction, or shall have committed within one year of such effective date to apply, an amount equal to the fair value of such Principal Property at the time of such transfer (as determined by the Board of Directors of the Company) (i) to the acquisition, construction, development or improvement of properties, facilities or equipment which are, or upon such acquisition, construction, development or improvement will be, a Principal Property or Properties or a part thereof or (ii) to the redemption of Senior Debt Securities or (iii) to the repayment of Funded Debt of the Company or any Restricted Subsidiary (other than Funded Debt owed to any Restricted Subsidiary), or in part to such acquisition, construction, development or improvement and in part to such redemption and/or repayment. In lieu of applying all or any part of such amount to such redemption, the Company may, within one year of such transfer, deliver to the Trustee under the Senior Indenture Senior Debt Securities of any series (other than Senior Debt Securities made the basis of a reduction in a mandatory sinking fund payment) for cancellation and thereby reduce the amount to be applied to the redemption of Senior Debt Securities by an amount equivalent to the aggregate principal amount of the Senior Debt Securities so delivered. (Section 5.07)

Merger

      Each Indenture provides that the Company may, without the consent of the Holders, consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge into any other corporation, provided that in any such case, (i) the successor corporation shall be a corporation organized and existing under the laws of the United States or a State thereof and such corporation shall expressly assume the due and punctual payment of the principal of (and premium, if any) and interest on all the applicable Debt Securities, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the applicable Indenture to be performed by the Company by supplemental indenture satisfactory to the applicable Trustee, executed and delivered to the applicable Trustee by such corporation; and (ii) immediately after giving effect to such transaction, no Default shall have occurred and be continuing. (Article Twelve)

      Other than the covenants described above, or as set forth in any accompanying Prospectus Supplement, neither Indenture contains any covenants or other provisions designed to afford holders of the Debt Securities protection in the event of a takeover, recapitalization or a highly leveraged transaction involving the Company.

Modification of the Indentures

      With the consent of the holders (“Holders”) of more than 50% in aggregate principal amount of any series of Debt Securities then outstanding under the applicable Indenture, waivers, modifications and alterations of the terms of either Indenture may be made which affect the rights of the Holders of such series of Debt Securities, except that no such modification or alteration may be made which will (a) extend the time or terms of payment of the principal at maturity of, or the interest on, any such series of Debt Securities, or reduce principal or premium or the rate of interest, without the consent of the Holder thereof, or (b) without the consent of all of the Holders of any series of Debt Securities then outstanding, reduce the percentage of Debt Securities of any such series, the Holders of which are required to consent (i) to any such supplemental indenture, (ii) to rescind and annul a declaration that the Debt Securities of any series are due and payable as a result of the occurrence of an Event of Default, (iii) to waive any past Event of Default under the applicable Indenture and its consequences, and (iv) to waive compliance with certain other provisions contained in the applicable Indenture. (Sections 5.09, 11.01 and 11.02) In addition, as indicated under “Events of Default” below, Holders of more than 50% in aggregate principal amount of the Debt Securities of any series then outstanding may waive past Events of Default in certain circumstances and may direct the Trustee in enforcement of remedies. (Section 7.07) The Company and the Trustee may, without the consent of any Holders, modify and supplement the applicable Indenture (i) to evidence the succession of another corporation to the Company under the applicable Indenture; (ii) to evidence and provide for the replacement of the Trustee; (iii) with the Company’s concurrence, to add to the covenants of the Company for the benefit of the Holders; (iv) to modify the applicable Indenture to permit the qualification of any supplemental indenture under the Trust Indenture Act of 1939; and (v) for certain other purposes. (Section 11.01)

Defeasance, Satisfaction and Discharge to Maturity or Redemption

  Defeasance of any Series

      If the Company shall deposit with the Trustee, in trust, at or before maturity or redemption, lawful money or direct obligations of the United States (or of any other government which issued the currency in which the Debt Securities of a series are denominated) or obligations the principal of and interest on which are guaranteed by the United States (or by such other government) in such amounts and maturing at such times that the proceeds of such obligations to be received upon the respective maturities and interest payment dates of such obligations will provide funds sufficient, in the opinion of a nationally-recognized firm of independent public accountants, to pay when due the principal (and premium, if any) and interest to maturity or to the redemption date, as the case may be, with respect to any series of Debt Securities then outstanding, then the Company may cease to comply with the terms of the applicable Indenture, including the restrictive covenants described under “Limitation on Secured Debt,” “Limitation on Sale and Leaseback Transactions” and “Restrictions on Transfer of Principal Property to Certain Subsidiaries” above and the Events of Default described in clauses (d) and (e) under “Events of Default” below, except for (i) the Company’s obligation to duly and punctually pay the principal of (and premium, if any) and interest on such series of Debt Securities if the Debt Securities are not paid from the money or securities held by the Trustee, and (ii) the Events of Default described in clauses (a), (b), (c), (f) and (g) under “Events of Default” below, and (iii) certain other provisions of the applicable Indenture including, among others, those relating to registration, transfer and exchange, lost or stolen securities, maintenance of place of payment and, to the extent applicable to such series, the redemption and sinking fund provisions of the applicable Indenture. Defeasance of Debt Securities of any series is subject to the satisfaction of certain specified conditions, including, among others, (i) the absence of an Event of Default at the date of the deposit, and (ii) the perfection of the Holders’ security interest in such deposit. (Section 13.02)

  Satisfaction and Discharge of any Series

      Upon the deposit of money or securities contemplated above and the satisfaction of certain conditions, the Company may also cease to comply with its obligation duly and punctually to pay the principal of (and premium, if any) and interest on a particular series of Debt Securities, or with any Events of Default with respect thereto, and thereafter the Holders of such series of Debt Securities shall be entitled only to payment out of the money or securities deposited with the Trustee. Such conditions include, among others, except in certain limited circumstances involving a deposit made within one year of maturity or redemption, (i) the absence of an Event of Default at the date of deposit or on the 91st day thereafter, (ii) the delivery to the Trustee by the Company of an opinion of nationally-recognized tax counsel, or receipt by the Company from, or publication of a ruling by the United States Internal Revenue Service, to the effect that Holders of the Debt Securities of such series will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and discharge and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and discharge had not occurred, and (iii) that such satisfaction and discharge will not result in the delisting of the Debt Securities of that series from any nationally-recognized exchange on which they are listed. (Section 13.01)

  Federal Income Tax Consequences

      Under current Federal income tax law, the deposit and defeasance described above under “Defeasance of any Series” will not result in a taxable event to any Holder of Debt Securities or otherwise affect the Federal income tax consequences of an investment in the Debt Securities of any series.

      The Federal income tax treatment of the deposit and discharge described above under “Satisfaction and Discharge of any Series” is not clear. A deposit and discharge may be treated as a taxable exchange of such Debt Securities for beneficial interests in the trust consisting of the deposited money or securities. In that event, a Holder of Debt Securities may be required to recognize gain or loss equal to the difference between the Holder’s adjusted basis for the Debt Securities and the amount realized in such exchange (which generally will be the fair market value of the Holder’s beneficial interest in such trust). Thereafter, such Holder may be required to include in income a share of the income, gain and loss of the trust. As described above, it is generally a condition to such a deposit and discharge to obtain an opinion of tax counsel, or receipt by the Company from, or publication of a ruling by the United States Internal Revenue Service, to the effect that such deposit and discharge will not alter the Holders’ tax consequences that would have been applicable in the absence of the deposit and discharge. Purchasers of the Debt Securities should consult their own advisors with respect to the tax consequences to them of such deposit and discharge, including the applicability and effect of tax laws other than Federal income tax law.

Events of Default

      As to any series of Debt Securities, an Event of Default is defined in the Indentures as being: (a) default for 30 days in payment of any interest on the Debt Securities of such series; (b) failure to pay principal or premium with respect to the Debt Securities of such series, if any, when due; (c) failure in the deposit of any sinking fund installment with respect to any series of Debt Securities when due; (d) failure to observe or perform any other covenant in the applicable Indenture or Debt Securities of any series (other than a covenant or warranty, a default in whose performance or whose breach is specifically dealt with in the section of the applicable Indenture governing Events of Default), if such failure continues for 75 days after written notice by the Trustee or the Holders of at least 25% in aggregate principal amount of the Debt Securities of such series then outstanding; (e) uncured or unwaived failure to pay principal of or interest on any other obligation for borrowed money of the Company (including default under any other series of Debt Securities and including default by the Company on any guaranty of an obligation for borrowed money of a Restricted Subsidiary) beyond any period of grace with respect thereto if (i) the aggregate principal amount of any such obligation is in excess of $50,000,000 and (ii) the default in such payment is not being contested by the Company in good faith and by appropriate proceedings; (f) certain events of bankruptcy, insolvency, receivership or reorganization; or (g) any other Event of Default provided with respect to Debt Securities of that series. (Section 7.01) The Trustee or the Holders of 25% in aggregate principal amount of the outstanding Debt Securities of any series may declare the Debt Securities of such series immediately due and payable upon the occurrence of any Event of Default (after expiration of any applicable grace period); in certain cases, the Holders of a majority in principal amount of the Debt Securities of any series then outstanding may waive any past default and its consequences, except a default in the payment of principal, premium, if any, or interest (including sinking fund payments). (Sections 7.01 and 7.07)

      Each Indenture provides that the Trustee shall, within 90 days after the occurrence of a default with respect to any such series for which there are Debt Securities outstanding which is continuing, give to the Holders of such Debt Securities notice of all uncured defaults known to it (the term default to include the events specified above without grace periods); provided that, except in the case of default in the payment of principal (or premium, if any) or interest on any of the Debt Securities of any series or the payment of any sinking fund installment on the Debt Securities of any series, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding notice is in the interest of the Debt Security Holders. (Section 7.08)

      Subject to the provisions of the applicable Indenture relating to the duties of the Trustee in case an Event of Default with respect to any series of such Debt Securities shall occur and be continuing, the applicable Indenture provides that the Trustee shall be under no obligation to exercise any of its rights or powers under the applicable Indenture at the request, order or direction of any of the Holders of Debt Securities outstanding of any series unless such Holders shall have offered to the Trustee reasonable indemnity. (Sections 8.01 and 8.02) The right of a Holder to institute a proceeding with respect to the applicable Indenture is subject to certain conditions precedent including notice and indemnity to the Trustee, but the Holder has a right to receipt of principal, premium, if any, and interest (subject to certain limitations with respect to defaulted interest) on their due dates or to institute suit for the enforcement thereof. (Sections 7.04 and 7.10)

      So long as the Debt Securities of any series remain outstanding the Company will be required to furnish annually to the Trustee an Officers’ Certificate stating whether, to the best of the knowledge of the signers, the Company is in default under any of the provisions of the applicable Indenture, and specifying all such defaults, and the nature thereof, of which they have knowledge. (Section 5.08) The Company will also be required to furnish to the Trustee copies of certain reports filed by the Company with the Commission. (Section 6.03)

      The Holders of a majority in principal amount of the Debt Securities outstanding of such series will have the right to direct the time, method and place for conducting any proceeding for any remedy available to the Trustee, or exercising any power or trust conferred on the Trustee, provided that such direction shall be in accordance with law and the provisions of the applicable Indenture, provided that the Trustee may decline to follow any such direction if the Trustee shall determine on the advice of counsel that the proceeding may not be lawfully taken or would be materially or unjustly prejudicial to Holders not joining in such direction. (Section 7.07) The Trustee will be under no obligation to act in accordance with such direction unless such Holders shall have offered the Trustee reasonable security or indemnity against costs, expenses and liabilities which may be incurred thereby. (Section 8.02)

Subordination of Subordinated Debt Securities

      The Senior Debt Securities will constitute part of the Senior Indebtedness (as defined below) of the Company and will rank pari passu with all outstanding senior debt. Except as set forth in the related Prospectus Supplement, the Subordinated Debt Securities will be subordinated, in right of payment, to the prior payment in full of the Senior Indebtedness, including the Senior Debt Securities, whether outstanding at the date of the Subordinated Indenture or thereafter incurred, assumed or guaranteed. The term “Senior Indebtedness” means (1) the principal of and premium, if any, and unpaid interest on indebtedness for money borrowed, (2) purchase money and similar obligations, (3) obligations under capital leases, (4) guarantees, assumptions or purchase commitments relating to, or other transactions as a result of which the Company is responsible for the payment of, such indebtedness of others, (5) renewals, extensions and refunding of any such indebtedness, (6) interest or obligations in respect of any such indebtedness accruing after the commencement of any insolvency or bankruptcy proceedings and (7) obligations associated with derivative products such as interest rate and currency exchange contracts, foreign exchange contracts, commodity contracts, and similar arrangements, unless, in each case, the instrument by which the Company incurred, assumed or guaranteed the indebtedness or obligations described in clauses (1) through (7) hereof expressly provides that such indebtedness or obligation is not senior in right of payment to the Subordinated Debt Securities.

      Upon any distribution of assets of the Company in connection with any dissolution, winding up, liquidation or reorganization of the Company, whether in a bankruptcy, insolvency, reorganization or receivership proceeding or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of the Company or otherwise, except a distribution in connection with a merger or consolidation or a conveyance or transfer of all or substantially all of the properties of the Company in accordance with the Subordinated Indenture, the holders of all Senior Indebtedness shall first be entitled to receive payment of the full amount due thereon, or provision shall be made for such payment in money or money’s worth, before the holders of any of the Subordinated Debt Securities are entitled to receive any payment in respect of the Subordinated Debt Securities. In the event that a payment default shall have occurred and be continuing with respect to the Senior Indebtedness, the holders of all Senior Indebtedness shall first be entitled to receive payment of the full amount due thereon, or provision shall be made for such payment in money or money’s worth, before the holders of any of the Subordinated Debt Securities are entitled to receive any payment in respect of the Subordinated Debt Securities. In the event that the principal of the Subordinated Debt Securities of any series shall have been declared due and payable pursuant to the Subordinated Indenture and such declaration shall not have been rescinded and annulled, the holders of all Senior Indebtedness outstanding at the time of such declaration shall first be entitled to receive payment of the full amount due thereon, or provision shall be made for such payment in money or money’s worth, before the holders of any of the Subordinated Debt Securities are entitled to receive any payment in respect of the Subordinated Debt Securities.

      This subordination will not prevent the occurrence of any event of default with respect to the Subordinated Debt Securities. There is no limitation on the issuance of additional Senior Indebtedness in the Subordinated Indenture.

Information Concerning the Trustee

      The Company from time to time borrows from an affiliate of the Trustee, and maintains deposit accounts and conducts other banking transactions with such affiliate in the ordinary course of business.

      Under each Indenture, the Trustee is required to transmit annual reports to all Holders regarding its eligibility and qualifications as Trustee under the applicable Indenture and certain related matters. (Section 7.06)

DESCRIPTION OF THE WARRANTS TO PURCHASE

COMMON STOCK OR PREFERRED STOCK

      The following statements with respect to the Common Stock Warrants and Preferred Stock Warrants (collectively, the “Stock Warrants”) are summaries of, and subject to, the detailed provisions of a warrant agreement (“Stock Warrant Agreement”) to be entered into by the Company and a warrant agent to be selected at the time of issue (the “Stock Warrant Agent”), which Stock Warrant Agreement may include or incorporate by reference standard warrant provisions substantially in the form of the Standard Stock Warrant Provisions (the “Stock Warrant Provisions”) filed as an exhibit to the Registration Statement.

General

      The Stock Warrants, evidenced by warrant certificates (the “Stock Warrant Certificates”), may be issued under the Stock Warrant Agreement independently or together with any Offered Securities offered by any Prospectus Supplement and may be attached to or separate from such Offered Securities. If Stock Warrants are offered, the related Prospectus Supplement will describe the designation and terms of the Stock Warrants, including without limitation the following: (i) the offering price, if any; (ii) the designation and terms of the Common Stock or Preferred Stock purchasable upon exercise of the Stock Warrants; (iii) if applicable, the date on and after which the Stock Warrants and the related Offered Securities will be separately transferable; (iv) the number of shares of Common Stock or Preferred Stock purchasable upon exercise of one Stock Warrant and the initial price at which such shares may be purchased upon exercise; (v) the date on which the right to exercise the Stock Warrants shall commence and the date on which such right shall expire; (vi) a discussion of certain Federal income tax considerations; (vii) the call provisions, if any; (viii) the currency, currencies or currency units in which the offering price, if any, and exercise price are payable; (ix) the antidilution provisions of the Stock Warrants; and (x) any other terms of the Stock Warrants. The shares of Common Stock or Preferred Stock issuable upon exercise of the Stock Warrants will, when issued in accordance with the Stock Warrant Agreement, be fully paid and nonassessable, except as provided by Section 180.0622(2)(b) of the WBCL regarding personal liability of shareholders for all debts owing to employees of the Company for services performed but not exceeding six months’ service in any one case.

Exercise of Stock Warrants

      Stock Warrants may be exercised by surrendering to the Stock Warrant Agent the Stock Warrant certificate with the form of election to purchase on the reverse thereof duly completed and signed by the warrantholder, or its duly authorized agent (such signature to be guaranteed by a bank or trust company, by a broker or dealer which is a member of the National Association of Securities Dealers, Inc. or by a member of a national securities exchange), indicating the warrantholder’s election to exercise all or a portion of the Stock Warrants evidenced by the certificate. Surrendered Stock Warrant certificates shall be accompanied by payment of the aggregate exercise price of the Stock Warrants to be exercised, as set forth in the related Prospectus Supplement, in lawful money of the United States, unless otherwise provided in the related Prospectus Supplement. Upon receipt thereof by the Stock Warrant Agent, the Stock Warrant Agent will requisition from the transfer agent for the Common Stock or the Preferred Stock, as the case may be, for issuance and delivery to or upon the written order of the exercising warrantholder, a certificate representing the number of shares of Common Stock or Preferred Stock purchased. If less than all of the Stock Warrants evidenced by any Stock Warrant Certificate are exercised, the Stock Warrant Agent shall deliver to the exercising warrantholder a new Stock Warrant Certificate representing the unexercised Stock Warrants.

Antidilution and Other Provisions

      The exercise price payable and the number of shares of Common Stock or Preferred Stock purchasable upon the exercise of each Stock Warrant and the number of Stock Warrants outstanding will be subject to adjustment in certain events, including the issuance of a stock dividend to holders of Common Stock or Preferred Stock, respectively, or a combination, subdivision or reclassification of Common Stock or Preferred Stock, respectively. In lieu of adjusting the number of shares of Common Stock or Preferred Stock purchasable upon exercise of each Stock Warrant, the Company may elect to adjust the number of Stock Warrants. No adjustment in the number of shares purchasable upon exercise of the Stock Warrants will be required until cumulative adjustments require an adjustment of at least 1% thereof. The Company may, at its option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of Stock Warrants, but the Company will pay the cash value of any fractional shares otherwise issuable. Notwithstanding the foregoing, in case of any consolidation, merger, or sale or conveyance of the property of the Company as an entirety or substantially as an entirety, the holder of each outstanding Stock Warrant shall have the right to the kind and amount of shares of stock and other securities and property (including cash) receivable by a holder of the number of shares of Common Stock or Preferred Stock into which such Stock Warrants were exercisable immediately prior thereto.

No Rights as Shareholders

      Holders of Stock Warrants will not be entitled, by virtue of being such holders, to vote, to consent, to receive dividends, to receive notice as shareholders with respect to any meeting of shareholders for the election of directors of the Company or any other matter, or to exercise any rights whatsoever as shareholders of the Company.

DESCRIPTION OF THE WARRANTS TO PURCHASE DEBT SECURITIES

      The following statements with respect to the Debt Warrants are summaries of, and subject to, the detailed provisions of a warrant agreement (the “Debt Warrant Agreement”) to be entered into by the Company and a warrant agent to be selected at the time of issue (the “Debt Warrant Agent”), which Debt Warrant Agreement may include or incorporate by reference standard warrant provisions substantially in the form of the Standard Debt Securities Warrant Provisions (the “Debt Warrant Provisions”) filed as an exhibit to the Registration Statement.

General

      The Debt Warrants, evidenced by warrant certificates (the “Debt Warrant Certificates”), may be issued under the Debt Warrant Agreement independently or together with any Offered Securities offered by any Prospectus Supplement and may be attached to or separate from such Offered Securities. If Debt Warrants are offered, the related Prospectus Supplement will describe the designation and terms of the Debt Warrants, including without limitation the following: (i) the offering price, if any; (ii) the designation, aggregate principal amount and terms of the Debt Securities purchasable upon exercise of the Debt Warrants; (iii) if applicable, the date on and after which the Debt Warrants and the related Offered Securities will be separately transferable; (iv) the principal amount of Debt Securities purchasable upon exercise of one Debt Warrant and the price at which such principal amount of Debt Securities may be purchased upon exercise; (v) the date on which the right to exercise the Debt Warrants shall commence and the date on which such right shall expire; (vi) a discussion of certain Federal income tax considerations; (vii) whether the warrants represented by the Debt Warrant Certificates will be issued in registered or bearer form; (viii) the currency, currencies or currency units in which the offering price, if any, and exercise price are payable; (ix) the antidilution provisions of the Debt Warrants; and (x) any other terms of the Debt Warrants.

      Warrantholders do not have any of the rights of holders of Debt Securities, including the right to receive the payment of principal of, or interest on, the Debt Securities or to enforce any of the covenants of the Debt Securities or the applicable Indenture except as otherwise provided in the applicable Indenture.

Exercise of Debt Warrants

      Debt Warrants may be exercised by surrendering the Debt Warrant Certificate at the warrant agent office of the Debt Warrant Agent, with the form of election to purchase on the reverse side of the Debt Warrant Certificate properly completed and executed (with signature(s) guaranteed by a bank or trust company, by a broker or dealer which is a member of the National Association of Securities Dealers, Inc. or by a member of a national securities exchange), and by payment in full of the exercise price, as set forth in the Prospectus Supplement. Upon the exercise of Debt Warrants, the Company will issue the Debt Securities in authorized denominations in accordance with the instructions of the exercising warrantholder. If less than all of the Debt Warrants evidenced by the Debt Warrant Certificate are exercised, a new Debt Warrant Certificate will be issued for the remaining number of Debt Warrants.

PLAN OF DISTRIBUTION

      The Company may sell Offered Securities (i) through underwriters or dealers, (ii) directly to one or more purchasers, or (iii) through agents. A Prospectus Supplement will set forth the terms of the offering of the Offered Securities offered thereby, including the name or names of any underwriters, the purchase price of the Offered Securities, and the proceeds to the Company from the sale, any underwriting discounts and other items constituting underwriters’ compensation, any public offering price, any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchange or market on which the Offered Securities may be listed. Only underwriters so named in such Prospectus Supplement are deemed to be underwriters in connection with the Offered Securities offered thereby.

      If underwriters are used in the sale, the Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the Offered Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Offered Securities of the series offered by the Prospectus Supplement if any of the Offered Securities are purchased. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

      Offered Securities may also be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offering and sale of Offered Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the related Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

      All Offered Securities offered other than Common Stock will be a new issue of securities with no established trading market. Any underwriters to whom such Offered Securities are sold by the Company for public offering and sale may make a market in such Offered Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or the trading markets for any such Offered Securities.

      Agents and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act that may arise from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact in this Prospectus, any supplement or amendment hereto, or in the Registration Statement of which this Prospectus forms a part, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may engage in transactions with, or perform services for, the Company in the ordinary course of business.

LEGAL OPINIONS

      The legality of the Securities will be passed upon for the Company by John P. Kennedy, Esq., Vice President, Secretary and General Counsel of the Company. Certain legal matters will be passed upon for any underwriters or agents by Mayer, Brown & Platt, Chicago, Illinois.

EXPERTS

      The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of the Company, for the year ended September 30, 1996 (which financial statements have not been restated to give effect to the reclassification of the Plastic Container division as a discontinued operation and for the stock split distributed on March 31, 1997 to shareholders of record on March 7, 1997) and the audited historical financial statements appearing in the Company’s Current Report on Form 8-K filed March 10, 1997 (which financial statements have been restated to give effect to the reclassification of the Plastic Container division as a discontinued operation and for the stock split distributed on March 31, 1997 to shareholders of record on March 7, 1997) have been so incorporated in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

      The combined financial statements of Prince incorporated in this Prospectus by reference to the Company’s Current Reports on Form 8-K dated October 4, 1996 and March 10, 1997 have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report therein, are so incorporated in reliance upon such report given upon the authority of such firm as experts in auditing and accounting.